Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201641

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.50% Senior Notes due 2025	$350,000,000	99.916%	$349,706,000	$40,636

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the “Securities Act”).
(2)	Paid herewith.

Prospectus supplement

(To prospectus dated January 22, 2015)

$350,000,000

3.50% Senior Notes due 2025

Interest payable January 29 and July 29

Issue price: 99.916%, plus accrued and unpaid interest, if any, from January 29, 2015.

We will pay interest on the notes at an annual rate equal to 3.50% and will pay interest on January 29 and July 29 of each year, beginning on July 29, 2015. The notes will mature on January 29, 2025.

We may redeem the notes, in whole or in part, at any time at the redemption prices described on page S-42. There is no sinking fund for the notes.

The notes will be senior, unsecured obligations of SVB Financial Group, will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness, and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future indebtedness incurred by our subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 to read about factors you should consider before buying the notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Note	Total
Public offering price(1)	99.916%	$349,706,000
Underwriting discount and commissions	0.650%	$2,275,000
Proceeds to SVB Financial Group (before expenses)(1)	99.266%	$347,431,000

(1)	Plus accrued and unpaid interest, if any, from January 29, 2015.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about January 29, 2015. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

J.P. Morgan	BofA Merrill Lynch

Co-Managers

Keefe, Bruyette & Woods A Stifel Company	RBC Capital Markets	Sandler O’Neill + Partners, L.P.

The date of this prospectus is January 26, 2015.

No one is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any issuer free writing prospectus. This prospectus supplement and the accompanying prospectus together are an offer to sell only the notes offered in this offering, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus or any issuer free writing prospectus is current only as of its date.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission, or the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. SVB Financial Group’s business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise indicated or unless the context requires otherwise, when we refer in this prospectus supplement to “SVB Financial Group,” “SVB Financial,” the “Company,” “we,” “our,” “us” or similar words, we are referring only to the parent company, SVB Financial Group, a Delaware corporation. References to “notes” in this prospectus supplement are to the 3.50% Senior Notes due 2025 offered hereby.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements include, without limitation, the following:

•

Projections of our net interest income, noninterest income, earnings per share, noninterest expenses (including professional services, compliance, compensation and other costs), cash flows, balance sheet positions, capital expenditures, liquidity and capitalization or other financial items;

•	Descriptions of our strategic initiatives, plans or objectives for future operations, including pending sales or acquisitions;

•	Forecasts of venture capital/private equity funding and investment levels;

•	Forecasts of future interest rates, economic performance, and income from investments;

•	Forecasts of expected levels of provisions for loan losses, loan growth and client funds; and

•	Descriptions of assumptions underlying or relating to any of the foregoing.

In this prospectus supplement and the accompanying prospectus we incorporate by reference forward-looking statements, including but not limited to those discussing our management’s expectations about:

•	Market and economic conditions (including interest rate environment and levels of public offerings, mergers/acquisitions and venture capital financing activities) and the associated impact on us;

•

The sufficiency of our capital, including sources of capital (such as deposits and funds generated through retained earnings), the extent to which capital may be used or required, our capital category classification, and management of our capital ratios;

•	The adequacy of our liquidity position, including sources of liquidity (such as funds generated through retained earnings);

•	Our overall investment plans, strategies and activities, including venture capital/private equity funding and investments, and our investment of excess cash/liquidity;

•

The realization, timing, valuation and performance of equity or other investments, including the impact of changes in our valuation of our investments (such as FireEye, Inc.), and the volatility of any gains or losses;

•	The likelihood that the market value of our temporarily impaired investments will recover;

•	Our intent to sell our available-for-sale securities prior to recovery of our cost basis, or the likelihood of such;

•	Our ability and intent to hold our held-to-maturity securities until maturity;

•	The impact on our interest income from mortgage prepayment levels as it relates to our premium amortization expense, and from changes in loan yields due to shifts in loan mix;

•	Expected cash requirements for unfunded commitments to certain investments, including capital calls;

•

Our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates;

•

The credit quality of our loan portfolio, including levels and trends of nonperforming loans, impaired loans, troubled debt restructurings and other loans categorized as “criticized” under bank regulatory standards;

S-iii

•	The adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves;

•	The level of loan and deposit and client investment fund balances;

•	The level of client investment fees and associated margins;

•	The profitability of our products and services, including loan yields, loan pricing, and interest margins;

•	Our strategic initiatives, including the expansion of operations and/or business activities in China, Hong Kong, Israel, the United Kingdom and elsewhere domestically or internationally;

•	The pending sale of the Bank’s Indian subsidiary, SVB India Finance Private Limited;

•	The expansion and growth of our noninterest income sources;

•	Distributions of venture capital, private equity or debt fund investment proceeds; intentions to sell such fund investments;

•	The changes in, or adequacy of, our unrecognized tax benefits and any associated impact;

•	The realization of certain deferred tax assets, and of any benefit stemming from certain net operating loss carryforwards;

•	The extent to which counterparties, including those to our forward and option contracts, will perform their contractual obligations;

•	The condition and suitability of our properties;

•	The manner in which we compete;

•	The effect of application of accounting pronouncements and regulatory requirements;

•	The effect of lawsuits and claims;

•

Regulatory developments, including the nature and timing of the adoption, implementation and effectiveness of requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), new capital requirements and other applicable Federal, State and International laws and regulations, and any related impact on us; and

•	The expected impact of the “Volcker Rule” under the Dodd-Frank Act, including our intention to seek the maximum extensions to the conformance period applicable to us.

You can identify these and other forward-looking statements by the use of words such as “becoming”, “may”, “will”, “should”, “predicts”, “potential”, “continue”, “anticipates”, “believes”, “estimates”, “seeks”, “expects”, “plans”, “intends”, the negative of such words, or comparable terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our beliefs as well as our assumptions, and such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. For factors, risks, uncertainties and assumptions that could cause our actual results of operations and financial performance to differ significantly from those expressed in or implied by our management’s forward-looking statements, please see the “Risk Factors” section provided below and in portions of our periodic reports filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. There is no assurance that any list of risks and uncertainties or risk factors is complete.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the information incorporated by reference may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements are based on information available to us on the date of the document that contains the forward-looking statements, and we assume no obligation to update any such forward-looking statements.

S-iv

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

About SVB Financial Group

SVB Financial Group

SVB Financial Group is a diversified financial services company, as well as a bank holding company and a financial holding company. SVB Financial Group was incorporated in the state of Delaware in 1999. Through our various subsidiaries and divisions, we offer a variety of banking and financial products and services to clients across the United States, as well as in key international entrepreneurial markets.

We offer commercial, investment, international and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. Through its subsidiaries, the Bank also offers broker-dealer transactions, asset management and private wealth management. Through our other subsidiaries and divisions, we also offer non-banking products and services, such as funds management and business valuation services. Additionally, we focus on cultivating strong relationships with firms within the venture capital and private equity community worldwide, many of which are also our clients and may invest in our corporate clients.

For over 30 years, we have been dedicated to helping entrepreneurs succeed, primarily in the technology-related, life science and healthcare, venture capital and private equity, and premium wine industries. We provide our clients of all sizes and stages with a diverse set of products and services to support them throughout their life cycles.

Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation in the United States and around the world.

For reporting purposes, SVB Financial Group has three operating segments for which we report our financial information:

•	Global Commercial Bank is comprised of results from the following:

•

Our Commercial Bank products and services are provided by the Bank to commercial clients in the technology, life science and clean technology (energy and resource innovation) industries. The Bank provides solutions to the financial needs of commercial clients through credit, global treasury management, foreign exchange, global trade finance, and other services. It serves clients within the United States, as well as non-U.S. clients in key international entrepreneurial markets. In addition, the Bank and its subsidiaries offer a variety of investment services and solutions, including investment advisory and broker-dealer services.

•	Our Private Equity Division provides banking products and services primarily to our venture capital and private equity clients.

•	Our Wine practice provides banking products and services to our premium wine industry clients.

•	SVB Analytics provides equity valuation services to companies and venture capital/private equity firms.

•	Debt Fund Investments include our investments in certain debt funds.

•

SVB Private Bank is the private banking division of the Bank, which provides banking products and a range of personal financial solutions for consumers. Our clients are primarily venture capital/private equity professionals and executive leaders of the innovation companies they support. We offer a customized suite of private banking services, including mortgages, home equity lines of credit, restricted stock purchase loans, capital call lines of credit and other secured and unsecured lending, as well as cash and wealth management services.

•

SVB Capital is the venture capital investment arm of SVB Financial Group, which focuses primarily on funds management. SVB Capital manages funds (primarily venture capital funds) on behalf of third party limited partners and SVB Financial Group. The SVB Capital family of funds is comprised of funds of funds and direct venture funds. SVB Capital generates income for the Company primarily through management fees, carried interest arrangements and returns through the Company’s investments in the funds.

Recent Developments

On January 22, 2015, we reported certain preliminary unaudited financial results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 Financial Results

Consolidated net income available to common stockholders for the fourth quarter of 2014 was $58.8 million, or $1.14 per diluted common share, compared to $63.0 million, or $1.22 per diluted common share, for the third quarter of 2014, and includes a post-tax net loss of $11.4 million related to the pending sale transaction of our Indian subsidiary, SVB India Finance Private Limited.

Other selected highlights of our consolidated financial results for the fourth quarter of 2014 included:

•	Average loan balances of $12.7 billion, an increase of $1.3 billion (or 11.0 percent) compared to the third quarter of 2014.

•

Average total client funds (consisting of both on-balance sheet deposits and off-balance sheet client investment funds) of $64.5 billion, an increase of $3.7 billion (or 6.2 percent) compared to the third quarter of 2014, with average total on-balance sheet deposits increasing by $2.9 billion (or 9.6 percent) and average total off-balance sheet client investment funds increasing by $0.9 billion (or 2.8 percent), in each case compared to the third quarter of 2014.

•

Provision for loan losses of $40.4 million, compared to $16.6 million for the third quarter of 2014. The provision of $40.4 million was primarily driven by $23.6 million from period-end loan growth, $12.7 million from an increase in the reserve for impaired loans, primarily related to one loan client, and $4.1 million in net charge-offs.

As of December 31, 2014, we had total consolidated assets of $39.3 billion.

Full-Year 2014 Financial Results

Consolidated net income available to common stockholders for 2014 was $263.9 million, or $5.31 per diluted common share, compared to $215.9 million, or $4.70 per diluted common share, for 2013.

These above results for the fourth quarter and full year 2014 have not been audited or reviewed by our independent registered public accountants, nor have any other review procedures been performed by them with respect to these results. Accordingly, no opinion or any other form of assurance can be provided with respect to this information. Our actual results could differ from these estimates based on the completion of the review and audit process. Consequently, you should not place undue reliance on them.

Other Information

Our principal executive offices are located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400. We maintain a website at www.svb.com. We are not incorporating the contents of, or information accessible through, our website into this prospectus supplement or the accompanying prospectus, and you should not consider information on our website to be a part of this prospectus supplement or the accompanying prospectus.

Risk Factors

An investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Summary of Offering

The following summary contains basic information about the notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the Notes,” together with the section of the accompanying prospectus entitled “Description of the Senior Debt Securities.”

Issuer	SVB Financial Group, a Delaware corporation.

Notes offered	$350,000,000 aggregate principal amount of 3.50% Senior Notes due 2025 (the “notes”).

Issue price	99.916%, plus accrued and unpaid interest, if any, from January 29, 2015.

Issue date	January 29, 2015.

Maturity date	January 29, 2025.

Interest rate; Interest payment dates	We will pay interest on the notes at an annual rate equal to 3.50% and will pay such interest on January 29 and July 29 of each year (each an “interest payment date”), beginning on July 29, 2015.

Record dates	January 15 and July 15.

Day count convention	30/360.

No guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking	The notes will be our senior unsecured obligations, will rank equally with all of our other unsecured and unsubordinated indebtedness, and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries.

As of September 30, 2014, our consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $32.1 billion, substantially all of which would structurally rank senior to the notes in case of liquidation or otherwise. As of September 30, 2014, SVB Financial Group on an unconsolidated basis had an aggregate of approximately $348.4 million of outstanding senior debt and approximately $54.9 million of outstanding subordinated debt, none of which was secured.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional redemption	We may redeem the notes at any time, in whole or from time to time in part, at the redemption prices described under “Description of the Notes—Optional Redemption by Us” in this prospectus supplement.

Sinking fund	There is no sinking fund for the notes.

Future issuances	The notes will initially be limited to an aggregate principal amount of $350,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price; provided that such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. Such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $346.4 million after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include working capital, capital expenditures, capitalizing the Bank and continued lending to clients through the Bank. See the section entitled “Use of Proceeds.”

Form and denomination	The notes will be delivered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Listing	The notes will not be listed on any securities exchange.

Governing law	The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association.

No prior market	The notes will be new securities for which there is no existing market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.

Summary Selected Consolidated Financial Information

We present below our summary selected consolidated financial information. The summary consolidated statements of income data for 2013, 2012 and 2011 and the summary consolidated balance sheet data as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated statements of income for 2010 and 2009 and the summary consolidated balance sheet data as of December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements which have not been incorporated by reference into this prospectus supplement. The summary consolidated statements of income data for the first nine months of 2014 and 2013 and the summary consolidated balance sheet data as of September 30, 2014 and 2013 have been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the first nine months of 2014, are not necessarily indicative of results to be expected for the full year 2014 or for any other period. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes, each included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, incorporated by reference in this prospectus supplement.

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars in thousands, except per share data and ratios)
Income Statement Summary:
Net interest income	$621,858	$510,346	$697,344	$617,864	$526,277	$418,135	$382,150
Provision for loan losses	(19,051)	(35,023)	(63,693)	(44,330)	(6,101)	(44,628)	(90,180)
Noninterest income	404,602	434,493	673,206	335,546	382,332	247,530	97,743
Noninterest expense excluding impairment of goodwill	(527,871)	(452,830)	(621,680)	(545,998)	(500,628)	(422,818)	(339,774)
Impairment of goodwill	—	—	—	—	—	—	(4,092)

Income before income tax expense	479,538	456,986	685,177	363,082	401,880	198,219	45,847
Income tax expense	(131,460)	(103,773)	(139,058)	(113,269)	(119,087)	(61,402)	(35,207)

Net income before noncontrolling interests	348,078	353,213	546,119	249,813	282,793	136,817	10,640
Net (income) loss attributable to noncontrolling interests	(142,985)	(196,117)	(330,266)	(74,710)	(110,891)	(41,866)	37,370

Net income attributable to SVBFG	$205,093	$157,096	$215,853	$175,103	$171,902	$94,951	$48,010

Preferred stock dividend and discount accretion	—	—	—	—	—	—	(25,336)

Net income available to common stockholders	$205,093	$157,096	$215,853	$175,103	$171,902	$94,951	$22,674

Common Share Summary:
Earnings per common share—basic	$4.25	$3.48	$4.76	$3.96	$4.00	$2.27	$0.67
Earnings per common share—diluted	4.17	3.43	4.70	3.91	3.94	2.24	0.66

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars and shares in thousands, except per share data and ratios)
Book value per common share	$53.56	$42.64	$42.93	$41.02	$36.07	$30.15	$27.30
Weighted average shares outstanding-basic	48,281	45,180	45,309	44,242	43,004	41,774	33,901
Weighted average shares outstanding-diluted	49,200	45,765	45,944	44,764	43,637	42,478	34,183
Year-End Balance Sheet Summary:
Investment securities	$21,699,011	$11,635,055	$13,582,315	$12,527,442	$11,540,486	$8,639,487	$4,491,719
Loans, net of unearned income	12,017,181	9,824,982	10,906,386	8,946,933	6,970,082	5,521,737	4,548,094
Total assets	36,041,007	23,740,864	26,417,189	22,766,123	19,968,894	17,527,761	12,841,399
Deposits	31,123,135	19,996,991	22,472,979	19,176,452	16,709,536	14,336,941	10,331,937
Short-term borrowings	6,630	5,580	5,080	166,110	—	37,245	38,755
Long-term debt (1)	453,764	455,744	455,216	457,762	603,648	1,209,260	856,650
SVBFG stockholders’ equity	2,721,957	1,944,927	1,966,270	1,830,555	1,569,392	1,274,350	1,128,343
Average Balance Sheet Summary:
Available-for-sale securities Held-to-maturity securities	$12,698,395 2,544,256	$10,462,238 —	$10,598,879 —	$10,685,564 —	$9,350,381 —	$5,347,327 —	$2,282,331 —
Loans, net of unearned income	11,098,397	9,086,179	9,351,378	7,558,928	5,815,071	4,435,911	4,699,696
Total assets	31,405,253	22,496,092	23,210,747	21,311,172	18,670,499	14,858,236	11,326,341
Deposits	26,882,113	18,989,360	19,619,194	17,910,088	15,568,801	12,028,327	8,794,099
Short-term borrowings	5,027	34,840	27,018	70,802	16,994	49,972	46,133
Long-term debt (1)	454,701	456,731	456,484	518,112	796,823	968,378	923,854
SVBFG stockholders’ equity	2,420,695	1,899,783	1,927,674	1,735,281	1,448,398	1,230,569	1,063,175

	September 30, (unaudited)		December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars in thousands, except per share data and ratios)
Capital Ratios:
SVBFG: Total risk-based capital ratio	14.97%	14.16%	13.13%	14.05%	13.95%	17.35%	19.94%
SVBFG: Tier 1 risk-based capital ratio	14.03	12.95	11.94	12.79	12.62	13.63	15.45
SVBFG: Tier 1 leverage ratio	8.22	8.75	8.31	8.06	7.92	7.96	9.53
SVBFG: Tangible common equity to tangible assets (2)	7.55	8.19	7.44	8.04	7.86	7.27	8.78
SVBFG: Tangible common equity to risk-weighted assets (2)	13.97	12.96	11.63	13.53	13.25	13.54	15.05
Bank: Total risk-based capital ratio	13.06%	12.31%	11.32%	12.53%	12.33%	15.48%	17.05%
Bank: Tier 1 risk-based capital ratio	12.11	11.08	10.11	11.24	10.96	11.61	12.45
Bank: Tier 1 leverage ratio	7.05	7.46	7.04	7.06	6.87	6.82	7.67
Bank: Tangible common equity to tangible assets (2)	6.76	7.34	6.59	7.41	7.18	6.61	7.50
Bank: Tangible common equity to risk-weighted assets (2)	12.14	11.17	9.87	12.08	11.75	11.88	12.53
Average SVBFG stockholders’ equity to average assets	7.71	8.44	8.31	8.14	7.76	8.28	9.39

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars in thousands, except per share data and ratios)
Selected Financial Results:
Return on average assets (annualized) (3)	0.87%	0.93%	0.93%	0.82%	0.92%	0.64%	0.42%
Return on average common SVBFG stockholders’ equity (annualized) (4)	11.33	11.06	11.20	10.09	11.87	7.72	2.13
Net interest margin	2.87	3.32	3.29	3.19	3.08	3.08	3.73
Gross charge-offs to average total gross loans (annualized)	0.46	0.43	0.45	0.44	0.41	1.15	3.03
Net charge-offs to average total gross loans (annualized)	0.39	0.31	0.33	0.31	(0.02)	0.77	2.64
Nonperforming assets as a percentage of total assets	0.03	0.16	0.20	0.17	0.18	0.22	0.39
Allowance for loan losses as a percentage of total gross loans	1.07	1.26	1.30	1.23	1.28	1.48	1.58

(1)	Included in our 6.05% Subordinated Notes balance is an adjustment for the corresponding interest rate swap hedge recorded as a component of other assets on the balance sheet.
(2)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided below under “Use of Non-GAAP Financial Measures.”
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by year-to-date average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by year-to-date average SVBFG stockholders’ equity.

Use of Non-GAAP Financial Measures

In this prospectus supplement, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP. Specifically, we include our tangible common equity to tangible assets ratio and our tangible common equity to risk-weighted assets ratio. These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
GAAP SVBFG stockholders’ equity	$2,721,957	$1,944,927	$1,966,270	$1,830,555	$1,569,392	$1,274,350	$1,128,343
Less: intangible assets	—	—	—	—	601	847	665

Tangible common equity	$2,721,957	$1,944,927	$1,966,270	$1,830,555	$1,568,791	$1,273,503	$1,127,678

GAAP total assets	$36,041,007	$23,740,864	$26,417,189	$22,766,123	$19,968,894	$17,527,761	$12,841,399
Less: intangible assets	—	—	—	—	601	847	665

Tangible assets	$36,041,007	$23,740,864	$26,417,189	$22,766,123	$19,968,293	$17,526,914	$12,840,734

Risk-weighted assets	$19,482,333	$15,004,072	$16,901,501	$13,532,984	$11,837,902	$9,406,677	$7,494,498

Tangible common equity to tangible assets	7.55%	8.19%	7.44%	8.04%	7.86%	7.27%	8.78%
Tangible common equity to risk-weighted assets	13.97	12.96	11.63	13.53	13.25	13.54	15.05

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
Tangible common equity	$2,324,461	$1,640,387	$1,639,024	$1,591,643	$1,346,854	$1,074,561	$914,068

Tangible assets	$34,363,687	$22,337,190	$24,854,119	$21,471,111	$18,758,813	$16,268,589	$12,186,203

Risk-weighted assets	$19,144,527	$14,679,608	$16,612,870	$13,177,887	$11,467,401	$9,047,907	$7,293,332

Tangible common equity to tangible assets	6.76%	7.34%	6.59%	7.41%	7.18%	6.61%	7.50%
Tangible common equity to risk-weighted assets	12.14	11.17	9.87	12.08	11.75	11.88	12.53

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Notes

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a bank holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. Regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and the California Department of Business Oversight (“DBO”) affect the ability of the Bank to pay dividends and other distributions to us and to make loans to us. If the Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposits, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the notes would have any claims to those assets. At September 30, 2014, the aggregate amount of all debt and other liabilities of our consolidated subsidiaries, including deposits, that would structurally rank senior to the notes was approximately $32.0 billion. Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The notes will be effectively subordinated to any future secured debt we or our subsidiaries may incur to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

As of September 30, 2014, we did not have any secured indebtedness outstanding. Additionally, the indenture under which the notes will be issued does not preclude us from issuing secured debt. See the section of this prospectus supplement entitled “Description of the Notes—Restrictive Covenants.”

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, except with respect to the limitation on liens covenant described under “Description of the Notes—Restrictive Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Merger, Consolidation or Sale of Assets” included in this prospectus supplement. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction should occur, the value of your notes may decline.

The notes are not insured or guaranteed by the FDIC.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

You may be unable to sell the notes because there is no public trading market for the notes.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop or any such market may not have sufficient liquidity. Accordingly, we cannot assure you that a trading market for the notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include the:

•	propensity of existing holders to trade their positions in the notes;

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand for the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

United States interest rates. We expect that the market value of the notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results. Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes.

We want you to understand that the impact of one of the factors above, such as an increase in United States interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by one or more ratings agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings or the anticipation of such changes may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, actual or anticipated changes in our credit ratings will generally affect the trading value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or the impact of other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Risks Relating to Our Company and Business

Credit Risks

Because of the credit profile of our loan portfolio, our levels of nonperforming assets and charge-offs can be volatile. We may need to make material provisions for loan losses in any period, which could reduce net income and/or increase net losses in that period.

Our loan portfolio has a credit profile different from that of most other banking companies. The credit profile of our clients varies across our loan portfolio, based on the nature of the lending we do for different market segments. In our portfolios for emerging, early-stage and mid-stage privately-held companies, many of our loans are made to companies with modest or negative cash flows and/or no established record of profitable operations. Repayment of these loans may be dependent upon receipt by borrowers of additional equity financing from venture capitalists or others, or in some cases, a successful sale to a third party, public offering or other form of liquidity event. Over the past several years, overall economic conditions have improved, particularly since the financial crisis of 2008. Venture capital financing activity, as well as mergers & acquisitions (“M&A”) and initial public offerings (“IPOs”) — activities on which venture capital firms rely to “exit” investments to realize returns — have increased to healthier levels. If current economic conditions weaken or do not continue to improve, such activities may slow down in a meaningful manner, which may impact the financial health of our client companies. In such case, venture capital firms may provide financing in a more selective manner, at lower levels, and/or on less favorable terms, any of which may have an adverse effect on our borrowers that are otherwise dependent on such financing to repay their loans to us. Moreover, collateral for many of our loans often includes intellectual property, which is difficult to value and may not be readily salable in the case of default. Because of the intense competition and rapid technological change that characterizes the companies in the technology and life science industry sectors, the two sectors in which most of our borrowers reside, as well as periodic volatility in the market prices for their securities, a borrower’s financial position can deteriorate rapidly.

Some of our loans to our larger clients (including those in our Corporate Finance practice which serves our large corporate clients, typically with annual revenues over $75 million) may be made to companies with greater levels of debt relative to their equity, balance sheet liquidity, and/or cash flow. We have been continuing to increase our efforts to lend to larger corporate and private equity clients, as well as to underwrite larger loans. These larger loans include loans equal to or greater than $20 million to a single client, which has over time represented, and continues to represent, an increasingly larger proportion of our total loan portfolio. Additionally, in recent periods, we have increased our efforts to make sponsor-led buyout loans, which are leveraged buyout or recapitalization financings that are typically sponsored by our private equity clients. These buyout loans tend to be larger in size, many of which individually are greater than $20 million. Increasing our loan commitments, especially larger loans, could increase the impact on us of any single borrower default. Moreover, we have been increasing our participation in larger syndicated credit facilities agented by other financial institutions, where our control or decision-making ability over the credit facility is limited to our participation interest.

We may also enter into financing arrangements with our clients, the repayment of which may be dependent on third parties’ financial condition or ability to meet their payment obligations. For example, we enter into factoring arrangements which are secured by our clients’ accounts receivable from third parties with whom they do business. We also make loans secured by letters of credit issued by other third party banks, or we enter into letters of credit discounting arrangements, the repayment of which may be dependent on the reimbursement by third party banks. We also extend recurring revenue-based lines of credit, where repayment may be dependent on borrowers’ revenues from third parties. Ultimately, these third parties may not meet their financial obligations to our clients or to us, which could have an adverse impact on us.

In our portfolio of venture capital and private equity firm borrower clients, many of our clients have lines of credit, the repayment of which is dependent on the payment of capital calls or management fees by the underlying limited partner investors in the funds managed by these firms. In recent periods, we have increased our efforts to make these capital call lines of credit. These limited partner investors may face liquidity issues or have difficulties meeting their financial commitments, especially during unstable economic times, which may lead to our clients’ inability to meet their repayment obligations to us.

We also lend primarily to venture capital/private equity professionals through SVB Private Bank. These individual clients may face difficulties meeting their financial commitments, especially during a challenging economic environment, and may be unable to repay their loans. We also lend to premium wineries and vineyards through our wine practice. Repayment of loans made to these clients may be dependent on overall wine demand and sales, or other sources of financing or income (which may be adversely affected by a challenging economic environment), and overall grape supply (which may be adversely affected by poor weather, drought, earthquake, or other natural conditions). The state of California continues to experience severe drought conditions for the fourth straight year in 2015 due to extremely low levels of rainfall. In January 2014, Governor Jerry Brown declared a drought emergency for California. Most of our clients’ wineries and vineyards are based in California, and the drought and any restrictions on water usage may have a material adverse effect on our borrower clients in our Wine practice and their ability to repay their loans.

See “Loans” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations --- Consolidated Financial Condition” under Part 1, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 incorporated by reference into this prospectus supplement.

Based on the credit profile of our overall loan portfolio, our level of nonperforming loans, loan charge-offs and allowance for loan losses can be volatile and can vary materially from period to period. Increases in our level of nonperforming loans or loan charge-offs may require us to increase our provision for loan losses in any period, which could reduce our net income or cause net losses in that period. Additionally, such increases in our level of nonperforming loans or loan charge-offs may also have an adverse effect on our capital ratios, credit ratings and market perceptions of us.

Our allowance for loan losses is determined based upon both objective and subjective factors, and may not be adequate to absorb loan losses.

As a lender, we face the risk that our borrower clients will fail to pay their loans when due. If borrower defaults cause large aggregate losses, it could have a material adverse effect on our business, results of operations and financial condition. We reserve for such losses by establishing an allowance for loan losses, the increase of which results in a charge to our earnings as a provision for loan losses. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the forecasts and establishment of loan losses are also dependent on our subjective assessment based upon our experience and judgment. Actual losses are difficult to forecast, especially if such losses stem from factors beyond our historical experience or are otherwise inconsistent or out of pattern with regards to our credit quality assessments. Moreover, our regulators, as part of their supervisory function, periodically review our methodology, models and the underlying assumptions, estimates and assessments we use for calculating, and the adequacy of, our allowance for loan losses. Our regulators, based on their judgment, may conclude that we should modify our methodology or models, reclassify or downgrade our loans, increase our allowance for loan losses, and/or recognize further losses. There can be no assurance that our allowance for loan losses will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition and results of operations.

The borrowing needs of our clients may be unpredictable, especially during a challenging economic environment. We may not be able to meet our unfunded credit commitments, or adequately reserve for losses associated with our unfunded credit commitments, which could have a material adverse effect on our business, financial condition, results of operations and reputation.

A commitment to extend credit is a formal agreement to lend funds to a client as long as there is no violation of any condition established under the agreement. The actual borrowing needs of our clients under these credit commitments have historically been lower than the contractual amount of the commitments. A significant portion of these commitments expire without being drawn upon. Because of the credit profile of our clients, we typically have a substantial amount of total unfunded credit commitments, which is reflected off our balance sheet. See Note 11 – “Off-Balance Sheet Arrangements, Guarantees and Other Commitments” of the “Notes to Interim Consolidated Financial Statements (unaudited)” under Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 incorporated by reference in this prospectus supplement for additional details. Actual borrowing needs of our clients may exceed our expected funding requirements, especially during a challenging economic environment when our client companies may be more dependent on our credit commitments due to the lack of available credit elsewhere, the increasing costs of credit, or the limited availability of financings from more discerning and selective venture capital/private equity firms. In addition, limited partner investors of our venture capital/private equity fund clients may fail to meet their underlying investment commitments due to liquidity or other financing issues, which may impact our clients’ borrowing needs. Any failure to meet our unfunded credit commitments in accordance with the actual borrowing needs of our clients may have a material adverse effect on our business, financial condition, results of operations and reputation.

Additionally, we establish a reserve for losses associated with our unfunded credit commitments. The level of the reserve for unfunded credit commitments is determined by following a methodology similar to that used to establish our allowance for loan losses in our funded loan portfolio. The reserve is based on credit commitments outstanding, credit quality of the loan commitments, and management’s estimates and judgment, and is susceptible to significant changes. There can be no assurance that our reserve for unfunded credit commitments will be adequate to provide for actual losses associated with our unfunded credit commitments. An increase in the reserve for unfunded credit commitments in any period may result in a charge to our earnings, which could reduce our net income or increase net losses in that period.

Market/Liquidity Risks

Our current level of interest rate spread may decline in the future. Any material reduction in our interest rate spread, or a sustained period of low market interest rates, could have a material adverse effect on our business, results of operations or financial condition.

A major portion of our net income comes from our interest rate spread, which is the difference between the interest rates paid by us on amounts used to fund assets and the interest rates and fees we receive on our interest-earning assets. We fund assets using deposits and other borrowings. While we offer interest-bearing deposit products, a majority of our deposit balances are from our noninterest bearing products. Our interest-earning assets include loans extended to our clients, securities held in our investment portfolio, and excess cash held to manage short-term liquidity. Overall, the interest rates we pay on our interest-bearing liabilities and receive on our interest-earning assets, and our level of interest rate spread, could be affected by a variety of factors, including changes in market interest rates, competition, regulatory requirements, and a change over time in the mix of the types of loans, investment securities, deposits and other liabilities on our balance sheet.

Changes in key variable market interest rates, such as the Federal Funds, National Prime, the London Interbank Offered Rate (“LIBOR”) or Treasury rates, generally impact our interest rate spread. While changes in interest rates do not produce equivalent changes in the revenues earned from our interest-earning assets and the expenses associated with our interest-bearing liabilities, increases in market interest rates will nevertheless likely cause our interest rate spread to increase. Conversely, if interest rates decline, our interest rate spread will likely decline. Sustained low levels of market interest rates, as we have been experiencing, could continue to place downward pressure on our net income levels. Unexpected or further interest rate changes may adversely affect our business forecasts and expectations. Interest rates are highly sensitive to many factors beyond our control, such as inflation, recession, global economic disruptions, unemployment and the fiscal and monetary policies of the federal government and its agencies. In addition, changes in the method of determining LIBOR or other reference rates as a result of concerns in recent years regarding the accuracy of such reference rates may adversely affect the value of reference rate-linked debt securities that we hold or issue, which could further impact our interest rate spread, financial condition and results of operations.

Any material reduction in our interest rate spread or the continuation of sustained low levels of market interest rates could have a material adverse effect on our business, results of operations and financial condition.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business, both at the SVB Financial and the Bank level. We require sufficient liquidity to meet our expected financial obligations, as well as unexpected requirements stemming from client activity and market changes. Primary liquidity resources for SVB Financial include cash flow from investments and interest in financial assets held by operating subsidiaries other than the Bank; to the extent declared, dividends from the Bank, its main operating subsidiary; and as needed, periodic capital market transactions offering debt and equity instruments in the public and private markets. Client deposits are the primary source of liquidity for the Bank. When needed, wholesale borrowing capacity supplements our liquidity in the form of short- and long-term borrowings secured by our portfolio of high quality investment securities, long-term capital market debt issuances and, finally, through unsecured overnight funding channels available to us in the Federal Funds market. An inability to maintain or raise funds through these sources could have a substantial negative effect, individually or collectively, on SVB Financial and the Bank’s liquidity. Our access to funding sources in amounts adequate to finance our activities, or on terms attractive to us, could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include an increase in costs of capital in financial capital markets, a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us, or a decrease in depositor or investor confidence in us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe volatility or disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole. Any failure to manage our liquidity effectively could have a material adverse effect on our financial condition.

Additionally, our credit ratings are important to our liquidity and our business. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs, and limit our access to the capital markets. Moreover, a reduction in our credit ratings could increase the interest rates we pay on deposits, or adversely affect perceptions about our creditworthiness and business, or our overall reputation. Any damage to our reputation can also have an adverse effect on our liquidity and our business.

Equity warrant assets, venture capital and private equity funds and direct equity investment portfolio gains or losses depend upon the performance of the portfolio investments and the general condition of the public and private equity and M&A markets, which are uncertain and may vary materially by period.

In connection with negotiated credit facilities and certain other services, we often obtain equity warrant assets giving us the right to acquire stock in private, venture-backed companies in the technology and life science industries. We have also made investments through SVB Financial or our SVB Capital family of funds primarily in venture capital funds and direct investments in companies, many of which are required to be carried at fair value. The fair value of these warrants and investments are reflected in our financial statements and are adjusted on a quarterly basis. Fair value changes are generally recorded as unrealized gains or losses through consolidated net income. The timing and amount of changes in fair value, if any, of these financial instruments depend upon factors beyond our control, including the performance of the underlying companies, fluctuations in the market prices of the preferred or common stock of the underlying companies, the timing of our receipt of relevant financial information, general volatility and interest rate market factors, and legal and contractual restrictions. The timing and amount of our realization of actual net proceeds, if any, from our disposition of these financial instruments depend upon various factors, some of which are beyond our control. Those factors include the level of IPO and M&A activity (or other “exit” activity), legal and contractual restrictions on our ability to sell equity positions held (including the expiration of any “lock-up” agreements), the perceived and actual performance and future value of the underlying portfolio companies, the current valuation of the financial instruments, the timing of any actual dispositions, and overall market conditions. Because of the inherent variability of these financial instruments and the markets in which they are bought and sold, the fair market value of these financial instruments might increase or decrease materially, and the net proceeds realized upon disposition might be different than the then-current recorded fair market value.

In addition, depending on the fair value of these warrants, a meaningful portion of the aggregate fair value of our total warrant portfolio may, from time to time, be concentrated in a limited number of warrants. Valuation changes in one or more of these warrants may have a material impact on the valuation of the total portfolio.

We cannot predict future realized or unrealized gains or losses, and any such gains or losses are likely to vary materially from period to period. Additionally, the value of our equity warrant asset portfolio depends on, among other things, the underlying value of the issuing companies, which may also vary materially from period to period. See Note 8 – “Derivative Financial Instruments” of the “Notes to Interim Consolidated Financial Statements (unaudited)” under Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 incorporated by reference in this prospectus supplement for additional details.

Public equity offerings and mergers and acquisitions involving our clients or a slowdown in venture capital investment levels may reduce the borrowing needs of our clients, which could adversely affect our business, results of operations and financial condition.

While an active market for public equity offerings and mergers and acquisitions generally has positive implications for our business, one negative consequence is that our clients may pay off or reduce their loans with us if they complete a public equity offering, are acquired by or merge with another entity or otherwise receive a significant equity investment. Moreover, our capital call lines of credit are typically utilized by our venture capital/private equity fund clients to make investments prior to receipt of capital called from their respective limited partners. A slowdown in overall venture capital investment levels may reduce the need for our clients to borrow from our capital call lines of credit. Any significant reduction in the outstanding amounts of our loans or under our lines of credit could have a material adverse effect on our business, results of operations and financial condition.

Operational Risks

If we fail to retain our key employees or recruit new employees, our growth and results of operations could be adversely affected.

We rely on key personnel, including a substantial number of employees who have technical expertise in their subject matter area and/or a strong network of relationships with individuals and institutions in the markets we serve. In addition, as we expand in international markets, we will need to hire local personnel within those markets. If we were to have less success in recruiting and retaining these employees than our competitors, for reasons including domestic or foreign regulatory restrictions on compensation practices or the availability of more attractive opportunities elsewhere, our growth and results of operations could be adversely affected.

Moreover, equity awards are an important component of our compensation program, especially for our executive officers and other members of senior management. The extent of available equity for such awards is subject to stockholder approval. If we do not have sufficient shares to grant to existing or new employees, there could be an adverse effect on our recruiting and retention efforts, which could impact our growth and results of operations.

The occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents could have a material adverse effect on our business, financial condition and results of operations.

As a financial institution, we are susceptible to fraudulent activity, information security breaches and cybersecurity-related incidents that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation, or damage to our reputation. Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, social engineering and other dishonest acts. Information security breaches and cybersecurity-related incidents may include fraudulent or unauthorized access to systems used by us or our clients, denial or degradation of service attacks, and malware or other cyber-attacks. In recent periods, there continues to be a rise in electronic fraudulent activity, security breaches and cyber-attacks within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting commercial bank accounts. Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity, security breaches and cybersecurity-related incidents in recent periods. Moreover, in recent periods, several large corporations, including financial institutions and retail companies, have suffered major data breaches, in some cases exposing not only confidential and proprietary corporate information, but also sensitive financial and other personal information of their customers and employees and subjecting them to potential fraudulent activity. Some of our clients may have been affected by these breaches, which increase their risks of identity theft, credit card fraud and other fraudulent activity that could involve their accounts with us.

Information pertaining to us and our clients is maintained, and transactions are executed, on the networks and systems of us, our clients and certain of our third party partners, such as our online banking or reporting systems. The secure maintenance and transmission of confidential information, as well as execution of transactions over these systems, are essential to protect us and our clients against fraud and security breaches and to maintain our clients’ confidence. Breaches of information security also may occur, and in infrequent cases have occurred, through intentional or unintentional acts by those having access to our systems or our clients’ or counterparties’ confidential information, including employees. In addition, increases in criminal activity levels and sophistication, advances in computer capabilities, new discoveries, vulnerabilities in third-party technologies (including browsers and operating systems) or other developments could result in a compromise or breach of the technology, processes and controls that we use to prevent fraudulent transactions and to protect data about us, our clients and underlying transactions, as well as the technology used by our clients to access our systems. Although we have developed, and continue to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks and periodically test our security, our inability to anticipate, or failure to adequately mitigate, breaches of security could result in: losses to us or our clients; our loss of business and/or clients; damage to our reputation; the incurrence of additional expenses; disruption to our business; our inability to grow our online services or other businesses; additional regulatory scrutiny or penalties; or our exposure to civil litigation and possible financial liability — any of which could have a material adverse effect on our business, financial condition and results of operations.

More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions. Such publicity may also cause damage to our reputation as a financial institution. As a result, our business, financial condition and results of operations could be adversely affected.

We face risks associated with the ability of our information technology systems and our people and processes to support our operations and future growth effectively.

In order to serve our target clients effectively, we have developed, and are continually developing, a comprehensive array of banking and other products and services. In order to support these products and services and for the Company to operate effectively, we have developed, purchased and licensed information technology and other systems and processes. As our business continues to grow, we will continue to invest in and enhance these systems, and our people and processes. These investments and enhancements may affect our future profitability and overall effectiveness. From time to time, we may change, consolidate, replace, add or upgrade existing systems or processes, which if not implemented properly to allow for an effective transition, may have an adverse effect on our operations, including business interruptions which may result in inefficiencies, revenue losses, client losses, exposure to fraudulent activities, regulatory enforcement actions, or damage to our reputation. For example, we are in the process of enhancing our core banking system, as well as implementing and enhancing other systems to support specific business units, including our international operations. We also outsource certain operational and other functions to consultants or other third parties to enhance our overall efficiencies. If we do not implement our systems effectively or if our outsourcing business partners do not perform their functions properly, there could be an adverse effect on us. There can be no assurance that we will be able to effectively maintain or improve our systems and processes, or utilize outsourced talent, to meet our business needs efficiently. Any failure of such could adversely affect our operations, financial condition, results of operations, future growth and reputation.

Business disruptions and interruptions due to natural disasters and other external events beyond our control can adversely affect our business, financial condition and results of operations.

Our operations can be subject to natural disasters and other external events beyond our control, such as earthquakes, fires, severe weather, public health issues, power failures, telecommunication loss, major accidents, terrorist attacks, acts of war, and other natural and man-made events. Our corporate headquarters and a portion of our critical business offices are located in California near major earthquake faults. Such events of disaster, whether natural or attributable to human beings, could cause severe destruction, disruption or interruption to our operations or property. Financial institutions, such as us, generally must resume operations promptly following any interruption. If we were to suffer a disruption or interruption and were not able to resume normal operations within a period consistent with industry standards, our business could suffer serious harm. In addition, depending on the nature and duration of the disruption or interruption, we might be vulnerable to fraud, additional expense or other losses, or to a loss of business and/or clients. We have implemented a business continuity management program and we continue to enhance it on an ongoing basis. There is no assurance that our business continuity management program can adequately mitigate the risks of such business disruptions and interruptions.

Additionally, natural disasters and external events, including those occurring in and around the state of California, could affect the business and operations of our clients, which could impair their ability to pay their loans or fees when due, impair the value of collateral securing their loans, cause our clients to reduce their deposits with us, or otherwise adversely affect their business dealings with us, any of which could have a material adverse effect on our business, financial condition and results of operations. A significant portion of our client borrowers are located in, or have operations in, the state of California, which has historically experienced severe natural disasters resulting in disruptions to businesses and damage to property. These clients include our premium winery and vineyard clients, our Private Bank mortgage clients and other corporate clients with California offices. If there is a major earthquake, flood, fire or other natural disaster in California or elsewhere in the markets in which we operate, our borrowers may experience uninsured property losses or sustained disruption to business or loss that may materially impair their ability to meet the terms of their loan obligations.

We face reputation and business risks due to our interactions with business partners, service providers and other third parties.

We rely on third parties, both in the United States and internationally in countries such as India, Hong Kong, China, Israel, and the United Kingdom, in a variety of ways, including to provide key components of our business infrastructure or to further our business objectives. These third parties may provide services to us and our clients or serve as partners in business activities. We rely on these third parties to fulfill their obligations to us, accurately inform us of relevant information and conduct their activities professionally and in a manner that reflects positively on us. In some instances, our regulators may hold us responsible for the performance of parties with which we have these relationships. Any failure of our business partners, service providers or other third parties to meet their commitments to us or to perform in accordance with our expectations could result in operational issues, increased expenditures, regulatory actions, damage to our reputation or loss of clients, which could harm our business and operations, financial performance, strategic growth or reputation.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, payment processors, and other institutional clients, which may result in payment obligations to us or to our clients due to products arranged by us. Many of these transactions expose us to credit and market risk that may cause our counterparty or client to default. In addition, we are exposed to market risk when the collateral we hold cannot be realized or is liquidated at prices not sufficient to recover the full amount of the secured obligation. There is no assurance that any such losses would not materially and adversely affect our business, results of operations and financial condition.

We depend on the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, under our accounts receivable financing arrangements, we rely on information, such as invoices, contracts and other supporting documentation, provided by our clients and their account debtors to determine the amount of credit to extend. Similarly, in deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements conform to U.S. GAAP (or other applicable accounting standards in foreign markets) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our clients. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

Our accounting policies and methods are key to how we report our financial condition and results of operations. They require management to make judgments and estimates about matters that are uncertain.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with U.S. GAAP and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential holders of our securities could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

If we identify material weaknesses in our internal control over financial reporting or are otherwise required to restate our financial statements, we could be required to implement expensive and time-consuming remedial measures and could lose investor confidence in the accuracy and completeness of our financial reports. We may also face regulatory enforcement or other actions, including the potential delisting of our securities from the NASDAQ Stock Market. This could have an adverse effect on our business, financial condition and results of operations, as well as the trading price of our securities, and could potentially subject us to litigation.

We face risks associated with international operations.

One important component of our strategy is to expand internationally. In 2012, we opened a banking branch in the United Kingdom, as well as a joint venture bank in China. We also currently have offices in Hong Kong, India and Israel but have agreed to sell our subsidiary in India. We plan to expand our operations in some of our current international markets. We may also expand our business beyond those markets. Our efforts to expand our business internationally carry with them certain risks, including risks arising from the uncertainty regarding our ability to generate revenues from foreign operations, risks associated with leveraging and doing business with local business partners and other general operational risks. In addition, there are certain risks inherent in doing business on an international basis, including, among others, legal, regulatory and tax requirements and restrictions, uncertainties regarding liability, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, incremental requirement of management’s attention and resources, differing technology standards or customer requirements, cultural differences, political and economic risks, and financial risks, including currency and payment risks. These risks could adversely affect the success of our international operations and could have a material adverse effect on our overall business, results of operations and financial condition. In addition, we face risks that our employees and affiliates may fail to comply with applicable laws and regulations governing our international operations, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, anti-corruption laws, and other foreign laws and regulations. Failure to comply with such laws and regulations could, among other things, result in enforcement actions and fines against us, as well as limitations on our conduct, any of which could have a material adverse effect on our business and results of operations.

Legal/Regulatory Risks

We are subject to extensive regulation that could limit or restrict our activities, impose financial requirements or limitations on the conduct of our business, or result in higher costs to us, and the stringency of the regulatory framework applicable to us may increase as our asset size grows.

SVB Financial Group, including the Bank, is extensively regulated under federal and state laws and regulations governing financial institutions, including those imposed by the FDIC, the Federal Reserve Board, the Consumer Financial Protection Bureau, and the California DBO, as well as various regulatory authorities that govern our global activities. Federal and state laws and regulations govern, restrict, limit or otherwise affect the activities in which we may engage, may affect our ability to expand our business over time, may result in an increase in our compliance costs, including higher FDIC insurance premiums, and may affect our ability to attract and retain qualified executive officers and employees. Further, the stringency of the federal bank prudential regulatory framework that applies to us may increase as our asset size grows. In particular, under the Dodd-Frank Act and Federal Reserve Board regulations thereunder, certain enhanced prudential standards will apply to us if we reach or exceed $50 billion in total consolidated assets. In addition, a change in the applicable statutes, regulations or regulatory policy could have a material adverse effect on our business, including limiting or imposing conditions on the types of financial services and products we may offer or increasing the ability of nonbanks to offer competing financial services and products. These laws and regulations also require financial institutions, including SVB Financial Group and the Bank, to maintain certain minimum levels of capital and meet other minimum financial standards, which may require us to raise additional capital in the future, affect our ability to use our capital resources for other business purposes or affect our overall business strategies and plans. Furthermore, the Bank for International Settlement’s Basel Committee on Banking Supervision has adopted new capital, leverage and liquidity guidelines under the Basel Accord (“Basel III”). The Federal Reserve Board has adopted regulations that generally align with these international standards, and the new Federal Reserve Board regulations have the effect of raising our capital requirements beyond those previously in place. The Federal Reserve Board also has adopted certain stress testing requirements, the results of which we will be required to submit to the Federal Reserve Board and to disclose to the public. In addition, depending on the results of the stress tests, we could be required to raise additional capital or take certain other actions. Increased regulatory requirements (and the associated compliance costs), whether due to the adoption of new laws and regulations, changes in existing laws and regulations, or more expansive or aggressive interpretations of existing laws and regulations, may have a material adverse effect on our business, financial condition and results of operations.

We are subject to the Volcker Rule, which limits certain trading and investment activities and has required us to modify our historical venture capital fund investment and sponsorship business and activities.

The Volcker Rule restricts, among other things, a bank’s proprietary trading activities and a bank’s ability to sponsor or invest in certain privately offered funds, including certain venture capital, hedge and private equity funds. Although we do not believe that we engage in any proprietary trading that is prohibited under the Volcker Rule, certain of our historical venture capital fund investment and sponsorship businesses and activities are affected by the rule. In particular, the Volcker Rule restricts or limits us from sponsoring or having ownership interests in “covered” funds including venture capital and private equity funds. In general, we must be in compliance with these rules by July 21, 2015; however, certain legacy investments and relationships are subject to an extended conformance period that ends in July 2016. The Federal Reserve Board has indicated that it intends to extend this conformance deadline to July 2017. In addition, the Federal Reserve Board may extend the conformance deadline for up to an additional five-year years (until July 2022) for investments that are considered illiquid. We intend to seek the maximum extensions (up to July 2022) available to us. Under this rule, we will have to wind-down, transfer, divest or otherwise ensure the termination or expiration of any prohibited interests prior to the end of the applicable conformance period. While we intend to seek the maximum extensions available to us, there is no assurance that we will be granted any of these extensions, and thus, we may be required to divest our prohibited interests within a short period of time.

We estimate that our total venture capital and private equity fund investments deemed to be prohibited covered fund interests had an aggregate carrying value of approximately $246 million (and an aggregate fair value of approximately $338 million) as of December 31, 2014. These covered fund interests are comprised of interests attributable, solely, to us in our consolidated managed funds and certain of our non-marketable securities. These Volcker Rule restrictions could have a material adverse effect on our investment portfolio and results of operations. The actual impact from these restrictions will be dependent on a variety of factors, including our ability to obtain regulatory extensions, our ability to sell the investments, our carrying value at the time of any sale, the actual sales price realized, the timing of such sales, and any additional regulatory guidance or interpretations of the Volcker Rule.

If we continue to grow and our total consolidated assets reach or exceed $50 billion, we will be subject to more stringent prudential standards required by the Dodd-Frank Act and regulations adopted by the Federal Reserve Board for large bank holding companies.

Under the Federal Reserve Board’s enhanced prudential standard regulations, bank holding companies with $50 billion or more in total consolidated assets are subject to more stringent prudential requirements. Pursuant to the Dodd-Frank Act, the more stringent prudential standards include requirements for risk-based and leverage capital, liquidity, risk management, resolution planning, capital stress testing, single-party credit exposure limits, and early remediation. The Dodd-Frank Act permits, but does not require the Federal Reserve to apply to such large bank holding companies enhanced prudential standards in other areas, including short-term debt limits and enhanced public disclosures.

As of September 30, 2014, our total consolidated assets were $36.0 billion. If we continue to grow, either organically or potentially by future acquisitions, and our total consolidated assets reach or exceed the $50 billion threshold, we will be subject to such enhanced prudential standards, which will impose more stringent requirements or limitations on our business, as well as increase our compliance costs. See the section entitled “Regulatory Matters”.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control and compliance with the Foreign Corrupt Practices Act. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could materially and adversely affect our business, financial condition and results of operations.

If we were to violate, or fail to comply with, international, federal or state laws or regulations governing financial institutions, we could be subject to disciplinary action that could have a material adverse effect on our business, financial condition, results of operations and reputation.

International, federal and state banking regulators possess broad powers to take supervisory or enforcement action with respect to financial institutions. Other regulatory bodies, including the Securities and Exchange Commission (“SEC”), the NASDAQ Stock Market, the Financial Industry Regulatory Authority (“FINRA”), and state securities regulators, regulate investment advisers and broker-dealers, including our subsidiaries, SVB Asset Management and SVB Securities, as applicable. If SVB Financial Group were to violate, even if unintentionally or inadvertently, the laws governing public companies, financial institutions and broker-dealers, the regulatory authorities could take various actions against us, depending on the severity of the violation, such as imposing restrictions on how we conduct our business, revoking necessary licenses or authorizations, imposing censures, civil money penalties or fines, issuing cease and desist or other supervisory orders, and suspending or expelling from the securities business a firm, its officers or employees. Supervisory actions could result in higher capital requirements, higher insurance premiums, higher levels of liquidity available to meet the Bank’s financial needs and limitations on the activities of SVB Financial Group. These remedies and supervisory actions could have a material adverse effect on our business, financial condition, results of operations and reputation.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

We are currently involved in a number of legal proceedings, and may from time to time be involved in governmental investigations and inquiries, relating to matters that arise in connection with the conduct of our business. While we have not recognized a material accrual liability for lawsuits and claims filed or pending against us to date, the outcome of litigation and other legal and regulatory matters in inherently uncertain and it is possible that the actual results of one or more of such matters currently pending or threatened may be substantially higher than the amounts reserved, or judgments may be rendered, or fines or penalties assessed in matters for which we have no reserves. Adverse outcomes in lawsuits or investigations may result in significant monetary damages or injunctive relief that may adversely affect our operating results or financial condition as well as our ability to conduct our businesses as they are presently being conducted.

Changes in accounting standards could materially impact our financial statements.

From time to time, the Financial Accounting Standards Board or the SEC may change the financial accounting and reporting standards that govern the preparation of our financial statements. Also, our global initiatives, as well as continuing trends towards the convergence of international accounting standards, such as rules that may be adopted under the International Financial Reporting Standards (“IFRS”), may result in our Company being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our revising or restating prior period financial statements.

SVB Financial relies on warrant income, investment distributions and dividends from its subsidiaries for most of its cash revenues.

SVB Financial is a holding company and is a separate and distinct legal entity from its subsidiaries. It receives most of its cash revenues from three primary funding sources: warrant income, investment distributions, and dividends from its subsidiaries, primarily the Bank. These sources generate income for SVB Financial to pay operating costs and to the extent there are any — borrowings, dividends, and share repurchases. Our equity warrant assets and investment interests are held by SVB Financial, and any income derived from those financial instruments are subject to a variety of factors as discussed in this “Risk Factors” section. Moreover, various federal and state laws and regulations limit the amount of dividends that the Bank and certain of our nonbank subsidiaries may pay to SVB Financial. Also, SVB Financial’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

Strategic/Reputation/Other Risks

Concentration of risk increases the potential for significant losses.

Concentration of risk, including by client industry, size or stage of client companies and client geography, increases the potential for significant losses in our business. While there may exist a great deal of diversity within each industry, our clients are concentrated by these general industry niches: technology-related, life science and healthcare, venture capital and private equity, and premium wine. Our technology clients generally tend to be in the industries of hardware (semiconductors, communications and electronics), software and related services, and clean technology (energy and resource innovation). Our life science clients are concentrated in the medical devices and biotechnology sectors. Many of our client companies are concentrated by certain stages within their life cycles, such as early-stage, mid-stage or later-stage, and many of these companies are venture capital-backed. We are also continuing to increase our efforts to lend to larger clients and to make larger loans. In addition, our geographic focus on key domestic and international innovation markets, as well as premium wine markets, may increase our concentration risk. Our loan concentrations are derived from our borrowers engaging in similar activities or types of loans extended to a diverse group of borrowers that could cause those borrowers to be similarly impacted by economic or other conditions. Any adverse effect on any of our areas of concentration could have a material impact on our business, results of operations and financial condition. Due to our concentrations, we may suffer losses even when economic and market conditions are generally favorable for our competitors.

Decreases in the amount of equity capital available to our portfolio companies could adversely affect our business, growth and profitability.

Our core strategy is focused on providing banking products and services to companies, including in particular early-stage to mid-stage companies that receive financial support from sophisticated investors, including venture capital or private equity firms, “angels,” and corporate investors. We derive a meaningful share of our deposits from these companies and provide them with loans as well as other banking products and services. In some cases, our lending credit decision is based on our analysis of the likelihood that our venture capital or angel-backed client will receive additional rounds of equity capital from investors. If the amount of capital available to such companies decreases, it is likely that the number of new clients and investor financial support to our existing borrowers could decrease, which could have an adverse effect on our business, profitability and growth prospects.

Among the factors that have affected and could in the future affect the amount of capital available to our portfolio companies are the receptivity of the capital markets, the prevalence of IPO’s or M&A activity of companies within our technology and life science industry sectors, the availability and return on alternative investments, economic conditions in the technology, life science and venture capital/private equity industries, and overall general economic conditions. Reduced capital markets valuations could reduce the amount of capital available to our client companies, including companies within our technology and life science industry sectors.

Because our business and strategy are largely based on this venture capital/private equity financing framework focused on our particular client niches, any material changes in the framework, including unfavorable economic conditions and adverse trends in investment or fund-raising levels, may have a material adverse effect on our business, strategy and overall profitability.

We face competitive pressures that could adversely affect our business, results of operations, financial condition and future growth.

We compete with other banks and specialty and diversified financial services companies and debt funds, some of which are larger than we are, which offer lending, leasing, payments, other financial products and advisory services to our client base. We also compete with other alternative lenders, such as “marketplace” lenders, peer-to-peer lenders and other non-traditional lenders that have emerged in recent years. Moreover, we compete with non-financial services, particularly payment facilitators/processors or other nonbanking technology providers in the payments industry, which may offer specialized services to our client base. In addition, we compete with hedge funds and private equity funds. In some cases, our competitors focus their marketing on our industry sectors and seek to increase their lending and other financial relationships with technology companies or special industries such as wineries. In other cases, some competitors may offer a broader range of financial products to our clients, and some competitors may offer a specialized set of specific products or service. When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to exploit new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges, which could adversely affect our business, results of operations, financial condition and future growth. Similarly, competitive pressures could adversely affect the business, results of operations, financial condition and future growth of our non-banking services, including our payments services, as well as our access to capital and attractive investment opportunities for our funds business.

Our ability to maintain or increase our market share depends on our ability to attract and maintain, as well as meet the needs of, existing and future clients.

Our success depends, in part, upon our ability to maintain or increase our market share. In particular, much of our success depends on our ability to attract early-stage or start-up companies and to retain those companies as they grow and mature successfully through the various stages of their life cycles. In order to maintain or increase our market share, we must meet the needs of existing and potential future clients. Not only must we adapt our products and services to evolving industry standards, but we must also innovate new products and services beyond industry standards in order to serve our clients, who are innovators themselves. A failure to achieve market acceptance for any new products or services we introduce, a failure to introduce products or services that the market demands, or the costs associated with developing, introducing and providing new products and services could have an adverse effect on our business, results of operations, growth prospects and financial condition.

We face risks in connection with our strategic undertakings and new business initiatives.

We are engaged, and may in the future engage, in strategic activities domestically or internationally, including acquisitions, joint ventures, partnerships, investments or other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful.

We are focused on our long-term growth and have undertaken various strategic activities and business initiatives, many of which involve activities that are new to us, or in some cases, experimental in nature. For example, we are expanding our global presence and may engage in activities in jurisdictions where we have limited experience or where legal and regulatory requirements are less certain than in the United States. We are also expanding our payments processing capabilities to better serve our clients, including innovating new electronic payment processing solutions, developing new payments technologies, and supporting new or evolving disruptive payments systems, such as “bitcoin” and other virtual currencies. Given our evolving geographic and product diversification, our innovative product solutions, and our limited experience, these payment-related initiatives may subject us to, among other risks, increased business, reputation and operational risk, as well as more or more complex legal, regulatory and compliance costs and risks.

Our ability to execute strategic activities and new business initiatives successfully will depend on a variety of factors. These factors likely will vary based on the nature of the activity but may include our success in integrating an acquired company or a new growth initiative into our business, operations, services, products, personnel and systems, operating effectively with any partner with whom we elect to do business, meeting applicable regulatory requirements and obtaining applicable regulatory licenses or other approvals, hiring or retaining key employees, achieving anticipated synergies, meeting management’s expectations, actually realizing the anticipated benefits of the activities, and overall general market conditions. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations and may subject us to additional regulatory scrutiny and potential liability. If we do not successfully execute a strategic undertaking, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge to us, which would adversely affect our results of operations.

In addition, in order to finance future strategic undertakings, we might require additional financing, which might not be available on terms favorable to us, or at all. If obtained, equity financing could be dilutive and the incurrence of debt and contingent liabilities could have a material adverse effect on our business, results of operations and financial condition.

We face certain risks associated with the pending sale of SVB India Finance Private Limited.

On January 16, 2015, we announced that the Bank and certain of its subsidiaries had entered into a share purchase agreement to sell all of the outstanding capital stock of the Bank’s subsidiary, SVB India Finance Private Limited, a non-banking financial company in India (“SVBIF”), for a total sale price equal to the sum of SVBIF’s “share capital” and “reserves and surplus” accounts (its net asset value) as of a date shortly prior to the closing. Based on SVBIF’s balance sheet as of September 30, 2014, we estimate the total sale price will be approximately INR 2.8 billion (approximately $46.4 million, calculated based on the currency exchange rate as of December 31, 2014). The transaction value will be determined in Indian Rupees, and the U.S. dollar value that we receive will be dependent on the currency exchange rate at the time of the actual close of the transaction. Accordingly, volatility in the currency exchange rate between Indian Rupees and U.S. dollars could cause unexpected changes in the U.S. dollar value that we expect to receive from the sale of SVBIF. In addition, we may incur additional loan charge-offs related to SVBIF, which could impact the final closing sales price. Moreover, the closing of the transaction is subject to certain customary closing conditions, including regulatory approval by the Reserve Bank of India. There can be no assurance that the Reserve Bank of India will approve the sale or that we will otherwise be able to complete the sale based on the expected terms of the transaction, or within our expected time frame or at all.

Our business reputation is important and any damage to it could have a material adverse effect on our business.

Our reputation is very important to sustain our business, as we rely on our relationships with our current, former and potential clients and stockholders, the venture capital and private equity communities, and the industries that we serve. Any damage to our reputation, whether arising from regulatory, supervisory or enforcement actions, matters affecting our financial reporting or compliance with SEC and exchange listing requirements, negative publicity, our conduct of our business or otherwise could have a material adverse effect on our business.

Our risk management framework may not be effective, which could have a material adverse effect on our strategic planning and our mitigation of risks and/or losses, as well as have adverse regulatory consequences.

We have implemented a risk management framework to identify and manage our risk exposure. This framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which we are subject, including, among others, credit, market, liquidity, operational, financial, interest rate, legal and regulatory, compliance, strategic, reputational, fiduciary, global, sovereign, and general economic risks. Our framework also includes financial, analytical, forecasting, or other modeling methodologies, which involves management assumptions and judgment. There is no assurance that our risk management framework will be effective under all circumstances or that it will adequately identify, manage or mitigate any risk or loss to us.

If our risk management framework is not effective, we could suffer unexpected losses and our business, financial condition, results of operations or prospects could be materially adversely affected. We may also be subject to potentially adverse regulatory consequences.

Our stress testing processes rely on analytical and forecasting models that may prove to be inadequate or inaccurate, which could adversely affect the effectiveness of our strategic planning and our ability to pursue certain corporate goals.

In accordance with the Dodd-Frank Act and the Federal Reserve Board’s regulations thereunder, banking organizations with $10 billion to $50 billion in assets are required to perform annual capital stress tests. The results of our capital stress tests may require us to increase our regulatory capital, raise additional capital or take or decline to take certain other capital-related actions under certain circumstances. Our stress testing processes also rely on our use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Furthermore, even if our assumptions are accurate predictors of future performance, the models they are based on may prove to be inadequate or inaccurate because of other flaws in their design or implementation. Also, the assumptions we utilize for our stress tests may not meet with regulatory approval, which could result in our stress tests receiving a failing grade. In addition to adversely affecting our reputation, failing our stress tests would likely preclude or delay our growth through acquisition, and would likely lead to a reduction in our quarterly cash dividends.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $346.4 million after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. General corporate purposes may include working capital, capital expenditures, capitalizing the Bank and continued lending to clients through the Bank. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds of this offering.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and due from banks and short-term borrowings and capitalization as of September 30, 2014, on an actual basis, and as adjusted to give effect to the issuance of the notes offered hereby and the anticipated use of proceeds thereof.

	As of September 30, 2014 (unaudited)
	Actual	As Adjusted
	(Dollars in thousands, except par value and share data)
Cash and due from banks	$1,815,581	$2,162,012

Short-term borrowings	$6,630	$6,630

Long-term debt:
6.050% Subordinated Notes due June 2017(1)	$50,497	$50,497
7.000% Junior Subordinated Debentures due October 2033	54,889	54,889
5.375% Senior Notes due September 2020	348,378	348,378
3.500% Senior Notes due January 2025 offered hereby	—	350,000

Total long-term debt	453,764	803,764

Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 50,820,946 shares outstanding	51	51
Additional paid-in capital	1,107,337	1,107,337
Retained earnings	1,595,825	1,595,825
Accumulated other comprehensive income	18,744	18,744

Total SVBFG stockholders’ equity	2,721,957	2,721,957

Total capitalization	$3,175,721	$3,525,721

(1)	Issued by Silicon Valley Bank.

REGULATORY MATTERS

Our bank and bank holding company operations are subject to extensive regulation by federal and state regulatory agencies. This regulation is intended primarily for the stability of the U.S. banking system as well as the protection of depositors and the Deposit Insurance Fund (“DIF”). This regulation is not intended for the benefit of our security holders. As a bank holding company that has elected financial holding company status, SVB Financial Group is subject to primary inspection, supervision, regulation, and examination by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Bank, as a California state-chartered bank and a member of the Federal Reserve System, is subject to primary supervision and examination by the Federal Reserve Board, as well as the California Department of Business Oversight—Division of Financial Institutions. In addition, and to the extent provided by law, the Bank’s deposits are insured by the FDIC and the DIF. Our consumer banking activities are also subject to regulation by the Consumer Financial Protection Bureau (the “CFPB”). SVB Financial Group’s other nonbank subsidiaries are subject to regulation by the Federal Reserve Board and other applicable federal and state regulatory agencies and self-regulatory organizations, including the SEC and the Financial Industry Regulatory Authority (“FINRA”). In addition, we are subject to regulation by certain foreign regulatory agencies in international jurisdictions where we may conduct business, including the United Kingdom, Israel, India, Hong Kong and China. (See “—International Regulation” below.)

The following discussion of statutes and regulations is a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the statutes and regulations referred to in this discussion. Regulators, Congress, state legislatures and international consultative bodies continue to enact rules, laws and policies to regulate the financial services industry and public companies and to protect consumers and investors, and regulators also have substantial discretion in the interpretation of their authority. The nature of these laws and regulations and the effect of such policies on the Company’s business cannot be predicted and in some cases, may have a material and adverse effect on our business, financial condition, and/or results of operations.

Regulation of Parent: SVB Financial Group

Under the BHC Act, SVB Financial Group, as a bank holding company, is subject to the Federal Reserve’s regulation and its authority to, among other things:

•	Require periodic reports and such additional information as the Federal Reserve may require in its discretion;

•

Require the maintenance of certain levels of capital and, under the Dodd-Frank Act, limit the ability of bank holding companies to pay dividends or bonuses unless their capital levels exceed the capital conservation buffer;

•	Restrict the ability of bank holding companies to service debt or to receive dividends or other distributions from their subsidiary banks;

•	Require prior approval for senior executive officer and director changes under certain circumstances;

•

Require that bank holding companies serve as a source of financial and managerial strength to their banks and commit resources as necessary to support their banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of Federal Reserve regulations or inconsistent with applicable statutory standards, or all of the foregoing;

•

Terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments if the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary;

•

Regulate provisions of certain bank holding company debt, including the authority to impose interest ceilings and reserve requirements on such debt and require prior approval to purchase or redeem our securities in certain situations; and

•

Approve acquisitions and mergers with banks and consider certain competitive, management, financial, financial stability and other factors in granting these approvals. Similar California and other state banking agency approvals may also be required.

Bank holding companies are generally prohibited, except in certain statutorily prescribed instances including exceptions for financial holding companies, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, subject to prior notice or Federal Reserve Board approval, bank holding companies may engage in, or acquire shares of companies engaged in, activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. As a financial holding company, SVB Financial Group generally may engage in these nonbanking activities and certain other broader securities, insurance, merchant banking and other activities that the Federal Reserve has determined to be “financial in nature” or are incidental or complementary to activities that are financial in nature without prior Federal Reserve approval, subject to the requirement imposed by the Dodd-Frank Act that SVB Financial Group must obtain prior Federal Reserve approval in order to acquire a nonbanking company engaged in financial activities with more than $10 billion in consolidated assets.

Pursuant to the Gramm-Leach-Bliley Act of 1999 (“GLBA”), in order to elect and retain financial holding company status, all depository institution subsidiaries of a bank holding company must be well-capitalized, well-managed, and, except in limited circumstances, in satisfactory compliance with the Community Reinvestment Act (“CRA”). In addition, pursuant to the Dodd-Frank Act, a financial holding company, and no longer just its bank, is required to be well-capitalized and well-managed. Failure to sustain compliance with these requirements or correct any non-compliance within a fixed time could lead to divestiture of subsidiary banks, require all activities to conform to those permissible for a bank holding company, or subject the financial holding company to other regulatory restrictions.

Because we are a holding company, our rights and the rights of our creditors and security holders to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent we may ourselves be a creditor with recognized claims against the subsidiary. In addition, there are various statutory and regulatory limitations on the extent to which the Bank can finance or otherwise transfer funds to us or to our non-bank subsidiaries, including certain investment funds to which the Bank serves as an investment adviser, whether in the form of loans or other extensions of credit, including a purchase of assets subject to an agreement to repurchase, securities investments, the borrowing or lending of securities to the extent that the transaction causes the Bank or a subsidiary to have credit exposure to the affiliate, or certain other specified types of transactions, as discussed in further detail below. Furthermore, loans and other extensions of credit by the Bank to us or any of our non-bank subsidiaries are required to be secured by specified amounts of collateral and are required to be on terms and conditions consistent with safe and sound banking practices.

SVB Financial Group is also treated as a bank holding company under the California Financial Code. As such, SVB Financial Group and its subsidiaries are subject to periodic examination by and may be required to file reports with the DBO.

Securities Registration and Listing

SVB Financial Group’s securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the NASDAQ Global Select Market. As such, SVB Financial Group is subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act, as well as the Marketplace Rules and other requirements promulgated by the Nasdaq Stock Market, Inc.

As a public company, SVB Financial Group is also subject to the accounting oversight and corporate governance requirements of the Sarbanes-Oxley Act of 2002, including, among other things, required executive certification of financial presentations, increased requirements for board audit committees and their members, and enhanced requirements relating to disclosure controls and procedures and internal control over financial reporting.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act was intended to make significant structural reforms to the financial services industry. The Dodd-Frank Act broadly affects the financial services industry by creating new resolution authorities, requiring ongoing stress testing of capital, mandating higher capital and liquidity requirements, increasing regulation of executive and incentive-based compensation and requiring numerous other provisions aimed at strengthening the sound operation of the financial services sector depending, in part, on the asset size of the financial institution. Among other things, the Dodd-Frank Act provides for:

•	Capital standards applicable to bank holding companies may be no less stringent than those generally applied to insured depository institutions;

•	Restrictions on dividends and other discretionary payments if capital levels do not exceed the capital conservation buffer;

•	Annual stress tests for financial entities, including the Bank;

•

Additional risk management and other prudential requirements for larger bank holding companies with $50 billion or greater in total consolidated assets (such requirements may have the effect of establishing new best practices standards for bank holding companies below $50 billion in total consolidated assets, such as SVB Financial Group);

•	Restrictions on a banking institution’s ability to sponsor, invest in or lend to certain funds, including venture capital, hedge and private equity funds;

•

Repeal of the federal prohibition (Regulation Q) on the payment of interest on demand deposits, including business checking accounts, and made permanent the $250,000 limit for federal deposit insurance;

•

The establishment of the CFPB with responsibility for promulgating and enforcing regulations designed to protect consumers’ financial interests and prohibit unfair, deceptive and abusive acts and practices by financial institutions;

•	The CFPB to directly examine those financial institutions with $10 billion or more in assets, such as SVB Financial Group, for compliance with the regulations promulgated by the CFPB;

•

Limits, or imposes significant burdens and compliance and other costs on, certain activities traditionally conducted by banking organizations, such as originating and securitizing mortgage loans and other financial assets, arranging and participating in swap and derivative transactions, proprietary trading and investing in private equity and other funds and restrictions on debit charge interchange fees; and

•

The establishment of new compensation restrictions and standards regarding the time, manner and form of compensation given to key executives and other personnel receiving incentive compensation, including documentation and governance, proxy access by stockholders, deferral and claw-back requirements.

The Dodd-Frank Act also requires the issuance of numerous implementing regulations, some of which have not yet been issued. Some of the final regulations will continue to take effect over several more years, continuing to make it difficult to anticipate the overall impact to us, our customers, or the financial industry in general. Individually and collectively, both proposed and final regulations resulting from the Dodd-Frank Act may materially and adversely affect our businesses, financial conditions and results of operations. Moreover, as we expand globally, global regulation which also is becoming more stringent, may have a greater impact on our business.

Regulation of Silicon Valley Bank

The Bank is a California state-chartered bank, a member and stockholder of the Federal Reserve and a member of the FDIC. The Bank is subject to primary supervision, periodic examination and regulation by the DBO and the Federal Reserve, as the Bank’s primary federal regulator. In general, under the California Financial Code, California banks have all the powers of a California corporation, subject to the general limitation of state bank activities and investments under the Federal Deposit Insurance Act, as amended (“FDIA”), to those permissible for national banks. Specific federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their transactions with affiliates, their foreign operations, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The regulatory structure also gives the bank regulatory agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. If, as a result of an examination, the DBO or the Federal Reserve should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank’s operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, the DBO and the Federal Reserve, and separately FDIC as insurer of the Bank’s deposits, have prudential authority to:

•	Require affirmative action to correct any conditions resulting from any violation or practice;

•	Require prior approval for senior executive officer and director changes;

•	Direct an increase in capital and the maintenance of specific minimum capital ratios which may preclude the Bank from being deemed well capitalized for regulatory purposes;

•	Restrict the Bank’s growth geographically, by products and services, or by mergers and acquisitions;

•

Enter into informal or formal enforcement orders, including memoranda of understanding, written agreements and consent or cease and desist orders to take corrective action and enjoin unsafe and unsound practices;

•	Restrict or prohibit the Bank from paying dividends or making other distributions to SVB Financial Group;

•	Remove officers and directors and assess civil monetary penalties; and

•	Take possession of and close and liquidate the Bank.

Pursuant to applicable California and federal law, state chartered commercial banks are permitted to engage in any activity permissible for national banks. Therefore, the Bank may form subsidiaries to engage in the many so-called “closely related to banking” or “nonbanking” activities commonly conducted by national banks in operating subsidiaries, and further, the Bank may conduct certain “financial” activities in a subsidiary that would be impermissible for the Bank itself to the same extent as may a national bank, provided the Bank remains “well-capitalized,” “well-managed” and in satisfactory compliance with the CRA. The Bank continues to be in satisfactory compliance with the CRA.

Regulatory Capital

In July 2013, the Federal Reserve Board, FDIC and OCC published final rules establishing a new comprehensive capital framework for U.S. banking organizations. The agencies said that they believe that the new rules will result in capital requirements that better reflect banking organizations’ risk profiles. The rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. “Basel III” refers to the internationally agreed regulatory capital framework released by the Basel Committee on Banking Supervision. The new rules became effective for SVB Financial Group and the Bank in January 2015, with some rules being transitioned into full effectiveness over two to four years. The new capital rules, among other things, (i) require elevated capital levels for the Bank and SVB Financial Group; (ii) introduce a new capital measure limited to common equity called “Common Equity Tier 1” (“CET1”) and a related regulatory capital ratio of CET 1 to risk-weighted assets; (iii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements; (iv) increase minimum capital adequacy standards as measured by leverage and Tier 1 capital ratios; (v) change the risk-weightings of certain on- and off-balance sheet assets for purposes of risk-based capital ratios; (vi) create an additional capital conservation buffer (which will limit dividends and other discretionary payments if not satisfied) above the required capital ratios; (vii) limit what qualifies as capital for purposes of meeting the various capital requirements; (viii) apply most deductions/adjustments to regulatory capital measures to CET1 and not to the other components of capital, thus potentially requiring higher levels of CET1 in order to meet minimum ratios; and (ix) expand the scope of the deductions from and adjustments to capital as compared to prior regulations.

In addition, the Bank is required to demonstrate its ability to maintain sufficient capital ratios under the scenarios of adverse and severely adverse financial conditions that are part of Federal Reserve Board stress testing requirements. Bank holding companies with total consolidated assets between $10 billion and $50 billion and state member banks with total consolidated assets of more than $10 billion, such as SVB Financial Group and the Bank, are now generally required to conduct annual company-run stress tests, the results of which could require us to take certain actions, including raising additional capital. We are required to submit to the Federal Reserve Board the results of the annual company-run stress tests and to make summaries of the results of the company-run stress tests available to the public.

Under the new capital rules, CET1 is defined as common stock, plus related surplus, and retained earnings plus limited amounts of minority interest in the form of common stock, less the majority of the regulatory deductions. The new capital rules, like the prior capital rules, specify that total capital consists of Tier 1 capital and Tier 2 capital. Tier 1 capital for SVB Financial Group and the Bank consists of common stock, plus related surplus and retained earnings. Under the new capital rules, for most banking organizations, the most common form of Additional Tier 1 capital is noncumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allowance for loan and lease losses (“ALLL”), in each case, subject to the new capital rules’ specific requirements. Under the previous capital rules, SVB Financial Group and the Bank included in Tier 2 capital the entire amount of our ALLL. However, under the new capital rules, the includable amount of ALLL is limited to an amount that does not exceed 1.25% of SVB Financial Group’s or the Bank’s risk-weighted assets which would not include any amount of the ALLL.

The new capital rules require a number of changes to regulatory capital deductions and adjustments, subject to a transition period. These changes include, for example, the requirement that deferred tax assets (“DTAs”) arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. In addition, under the previous capital rules, certain effects of accumulated other comprehensive income or loss items included in shareholders’ equity were reversed for the purposes of determining regulatory capital ratios. Under the new capital rules, the effects of certain accumulated other comprehensive items are not excluded; however, non-advanced approaches banking organizations, including SVB Financial Group and the Bank, may make a one-time permanent election to continue to exclude these items. This election must be made in the first of certain of SVB Financial Group’s and the Bank’s periodic regulatory reports filed after January 1, 2015. At this time, we expect to make this election to reduce the impact of market volatility on SVB Financial Group’s and the Bank’s regulatory capital levels. Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased-in over a four-year period (beginning at 40% on January 1, 2015, with a 20 percentage-point increase per year until reaching 100%).

The newly effective capital rules also include changes in the risk-weighting of assets to better reflect perceived credit risk and other risk exposure and requires higher tangible common equity components of capital. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and for non-residential mortgage loans that are 90 days past due or otherwise in nonaccrual status and a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable (currently set at 0%). Under the new capital rules, the minimum capital ratios beginning January 1, 2015 are as follows:

•	4.5% CET1 to risk-weighted assets

•	6.0% Tier 1 capital to risk-weighted assets

•	8.0% Total capital to risk-weighted assets

•	4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”)

The new capital rules will require SVB Financial Group and the Bank to meet a capital conservation buffer requirement in order to avoid constraints on capital distributions, such as dividends and equity repurchases, and certain bonus compensation for executive officers. To meet the requirement when it is fully phased in, the organization must maintain an amount of CET1 capital that exceeds the buffer level of 2.5% above each of the minimum risk-weighted capital ratios. The requirement will be phased in over a four year period, starting January 1, 2016, when the amount of such capital must exceed the buffer level of 0.625%. The buffer level will increase by 0.625 percentage point each year until it reaches 2.5% on January 1, 2019. When the capital conservation buffer requirement is fully phased in, to avoid constraints, a banking organization must maintain the following capital ratios (after any distribution): (i) CET1 to risk-weighted assets more than 7.0%, (ii) Tier 1 capital to risk-weighted assets more than 8.5%, and (iii) total capital (Tier 1 plus Tier 2) to risk-weighted assets more than 10.5%.

With respect to the Bank, the new capital rules also revise the “prompt corrective action” regulations effective January 1, 2015, by (i) introducing a CET1 ratio requirement at each level (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The new capital rules do not change the total risk-based capital requirement for any “prompt corrective action” category. See “—Prompt Corrective Action and Other General Enforcement Authority” below.

Although we continue to evaluate the impact that the new capital rules have on SVB Financial Group and the Bank, we believe that SVB Financial Group and the Bank meet all capital requirements under the new capital rules on a fully phased-in basis as if such requirements were effective as of December 31, 2014. The estimate is based on management’s current interpretation, expectations, and understanding of the new capital rules. We anticipate that the Bank will continue to exceed the well-capitalized minimum capital requirements, and that SVB Financial Group will continue to qualify as a financial holding company.

Capital Planning

Banking organizations must have appropriate capital planning processes, with proper oversight from the Board of Directors. Accordingly, pursuant to a separate, general supervisory letter from the Federal Reserve, bank holding companies are expected to conduct and document comprehensive capital adequacy analyses prior to the declaration of any dividends (on common stock, preferred stock, trust preferred securities or other Tier 1 capital instruments), capital redemptions or capital repurchases. Moreover, the federal banking agencies have adopted a joint agency policy statement, stating that the adequacy and effectiveness of a bank’s interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank’s capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the relevant federal banking agencies to take corrective actions. Banks with $50 billion or more in total consolidated assets are required to submit capital plans to the Federal Reserve Board, and failure to submit a satisfactory plan can result in dividend and other restrictions.

Proprietary Trading and Certain Relationships with Hedge Funds and Private Equity Funds

The “Volcker Rule” under the Dodd-Frank Act restricts, among other things, a bank’s proprietary trading activities and a bank’s ability to sponsor or invest in certain privately offered funds, including certain venture capital, hedge and private equity funds. On December 10, 2013, the federal bank regulatory agencies, the SEC and the CFTC adopted final regulations implementing the Volcker Rule. The final regulations became effective on April 1, 2014, subject to a conformance timeline pursuant to which affected entities (referred to as “banking entities”) are required to bring their activities and investments into conformance with the prohibitions and restrictions of the Volcker Rule and the final regulations thereunder.

Subject to certain exceptions, the Volcker Rule prohibits a banking entity from engaging in “proprietary trading,” which is defined as engaging as principal for the “trading account” of the banking entity in securities or certain other financial instruments. Certain forms of proprietary trading may qualify as “permitted activities,” and thus not be subject to the ban on proprietary trading, such as market-making related activities, risk-mitigating hedging activities, trading in U.S. government or agency obligations, or certain other U.S. state or municipal obligations, and the obligations of Fannie Mae, Freddie Mac or Ginnie Mae. Based on this definition and the exceptions provided under the recently-issued regulations, we do not believe that we engage in any proprietary trading that is prohibited under the Volcker Rule.

Additionally, subject to certain exceptions, the rule prohibits a banking entity from sponsoring or investing in “covered funds,” which includes many venture capital, private equity and hedge funds. One such exception permits a banking entity to sponsor and invest in a covered fund that it organizes and offers to customers, provided that additional requirements are met. These permitted investments generally are limited to three percent of the total ownership interests in each covered fund. In addition, the aggregate investments a banking entity makes in all covered funds generally are limited to three percent of the institution’s Tier 1 capital.

Under the final regulations, the Volcker Rule’s prohibitions and restrictions will apply to SVB Financial Group, the Bank and any affiliate of SVB Financial Group or the Bank. SVB Financial Group maintains investments in certain venture capital and private equity funds that it did not sponsor; maintains investments in sponsored-funds that exceed three percent of each such fund’s total ownership interests; and its aggregate investments in all covered funds may exceed three percent of its Tier 1 capital. SVB Financial Group (including its affiliates) expects, therefore, that it will be required to reduce the level of its investments in covered funds and to forego investment opportunities in certain funds in the future. SVB Financial Group is generally required by the final rules to come into conformance with the Volcker Rule’s requirements regarding covered funds by July 2016 with respect to covered funds in which SVB Financial Group invested or SVB Financial Group sponsored as of December 31, 2013. The Federal Reserve Board has indicated that it intends to extend this conformance deadline to July 2017. In addition, the Federal Reserve Board may extend the conformance deadline for up to an additional five years (until July 2022) for investments that are considered illiquid. We intend to seek the maximum extensions (up to July 2022) available to us. However, there is no guarantee that the Federal Reserve Board will grant any of these extensions.

We estimate that our total venture capital and private equity fund investments deemed to be prohibited covered fund interests and therefore subject to the Volcker Rule’s restrictions, had, as of December 31, 2014, an aggregate carrying value of approximately $246 million (and an aggregate fair value of $338 million). These covered fund interests are comprised of interests attributable, solely, to the Company in our consolidated managed funds and certain of our non-marketable securities.

We continue to assess the financial impact of these rules on our fund investments, as well as the impact of other Volcker Rule restrictions on other areas of our business. See the section entitled “Risk Factors.”

Prompt Corrective Action and Other General Enforcement Authority

State and federal banking agencies possess broad powers to take corrective and other supervisory action against an insured bank and its holding company. The FDIA requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

Bank holding companies and insured banks also may be subject to potential enforcement actions of varying levels of severity by the federal regulators for unsafe or unsound practices in conducting their business, or for violation of any law, rule, regulation, condition imposed in writing by the agency or term of a written agreement with the agency. In more serious cases, enforcement actions may include the issuance of directives to increase capital; the issuance of formal and informal agreements; the imposition of civil monetary penalties; the issuance of a cease and desist order that can be judicially enforced; the issuance of removal and prohibition orders against officers, directors, and other institution-affiliated parties; the termination of the bank’s deposit insurance; the appointment of a conservator or receiver for the bank; and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Safety and Soundness Guidelines

Banking regulatory agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines establish operational and managerial standards generally relating to: (i) internal controls, information systems, and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate exposure; (v) asset growth and asset quality; and (vi) compensation, fees and benefits. In addition, the bank regulatory agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. The Federal Reserve Board’s enhanced prudential standards require bank holding companies with total consolidated assets of $10 billion or more to establish and maintain risk management committees for their boards of directors to oversee the bank holding companies’ risk management frameworks. Bank holding companies with total consolidated assets of $50 billion and greater are subject to more stringent board risk committee and risk management requirements, including liquidity risk requirements.

Restrictions on Dividends

Dividends from the Bank constitute one of the primary sources of cash for SVB Financial Group. The Bank is subject to various federal and state statutory and regulatory restrictions on its ability to pay dividends, including applicable provisions of the California Financial Code and the prompt corrective action regulations. In addition, the banking agencies have the authority to prohibit the Bank from paying dividends, depending upon the Bank’s financial condition, if such payment is deemed to constitute an unsafe or unsound practice. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

It is the Federal Reserve’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the recent financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

Transactions with Affiliates

Transactions between the Bank and its operating subsidiaries (such as SVB Securities and SVB Asset Management) on the one hand, and the Bank’s affiliates (such as SVB Financial Group, SVB Analytics, Inc. or an entity affiliated with our SVB Capital business) on the other, are subject to restrictions imposed by federal and state law, designed to protect the Bank and its subsidiaries from engaging in unfavorable behavior with their affiliates. The Dodd-Frank Act further extended the definition of an “affiliate” to include any investment fund to which the Bank or an affiliate serves as an investment adviser. More specifically, these restrictions, contained in the Federal Reserve’s Regulation W, prevent SVB Financial Group and other affiliates from borrowing from, or entering into other credit transactions with, the Bank or its operating subsidiaries unless the loans or other credit transactions are secured by specified amounts of collateral, and also requires that the Bank enter into such transaction on terms no less favorable to the Bank than the terms of an arms’ length transaction with an unaffiliated party. Moreover, all loans and credit transactions and other “covered transactions” by the Bank and its operating subsidiaries with any one affiliate are limited, in the aggregate, to 10% of the Bank’s capital and surplus; and all loans and credit transactions and other “covered transactions” by the Bank and its operating subsidiaries with all affiliates are limited, in the aggregate, to 20% of the Bank’s capital and surplus. For this purpose, a “covered transaction” generally includes, among other things, a loan or extension of credit to an affiliate, including a purchase of assets subject to an agreement to repurchase; a purchase of or investment in securities issued by an affiliate; the acceptance of a security issued by an affiliate as collateral for an extension of credit to any borrower; the borrowing or lending of securities where the Bank has credit exposure to the affiliate; the acceptance of “other debt obligations” of an affiliate as collateral for a loan to a third party; any derivative transaction that causes the Bank to have credit exposure to an affiliate; and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. The Dodd-Frank Act treats derivative transactions resulting in credit exposure to an affiliate as covered transactions. It expands the transactions for which collateral is required to be maintained, and for all such transactions, it requires collateral to be maintained at all times. In addition, the Volcker Rule under the Dodd-Frank Act establishes certain prohibitions, restrictions and requirements (known as “Super 23A” and “Super 23B”) on transactions between a covered fund and a banking entity that serves as an investment manager, investment adviser, organizer and offeror, or sponsor with respect to that covered fund, regardless whether the banking entity has an ownership interest in the fund.

Loans to Insiders

Extensions of credit by the Bank to insiders of both the Bank and SVB Financial Group are subject to prohibitions and other restrictions imposed by the Federal Reserve’s Regulation O. For purposes of these limits, “insiders” include directors, executive officers and principal stockholders of the Bank or SVB Financial Group and their related interests. The term “related interest” means a company controlled by a director, executive officer or principal stockholder of the Bank or SVB Financial Group. The Bank may not extend credit to an insider of the Bank or SVB Financial Group unless the loan is made on substantially the same terms as, and subject to credit underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with non-insiders. Under federal banking regulations, the Bank may not extend credit to insiders in an amount, when aggregated with all other extensions of credit, is greater than $500,000 without prior approval from the Bank’s Board of Directors (with any interested person abstaining from participating directly or indirectly in the voting). California law, the federal regulations and the Dodd-Frank Act place additional restrictions on loans to insiders, and generally prohibit loans to executive officers other than for certain specified purposes. The Bank is required to maintain records regarding insiders and extensions of credit to them.

Premiums for Deposit Insurance

The FDIC insures our customer deposits through the DIF up to prescribed limits for each depositor. In recent years, due to higher levels of bank failures, the FDIC’s resolution costs increased, which depleted the DIF. In order to restore the DIF to its statutorily mandated minimum of 1.35% of total deposits, the FDIC has increased deposit insurance premium rates. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more, such as the Bank, are responsible for funding the increase. The Bank bases its assessment rate on a risk-based scorecard calculation provided by the FDIC. In addition, the FDIC retains the authority to further increase the Bank’s assessment rates and the FDIC has established a higher reserve ratio of 2% as a long-term goal which goes beyond what is required by statute. Continued increases in our FDIC insurance premiums could have an adverse effect on the Bank’s results of operations. In the nine months ended September 30, 2014, we recorded $13.7 million in FDIC assessments expense.

Consumer Regulations

The Bank is subject to many federal consumer protection statutes and regulations, such as the CRA, the Equal Credit Opportunity Act, the Truth in Lending Act, the Foreign Account Tax Compliance Act, the National Flood Insurance Act, the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transaction Act and various federal and state privacy protection laws. In addition, the CFPB has the authority to conduct examinations for all depository institutions with total assets of $10 billion or more, which includes the Bank. The CFPB’s mandate is to promulgate consumer regulations and ensure that consumer financial practices at large banks, such as the Bank, comply with consumer financial protection legal requirements. The CFPB’s authority includes the ability to examine all subsidiaries and affiliates of the Bank as well. Penalties for violating these laws could subject the Bank to lawsuits and could also result in administrative penalties, including, fines and reimbursements and orders to halt expansion/existing activities. The CFPB has broad authority to institute various enforcement actions, including investigations, civil actions, cease and desist proceedings and the ability to refer criminal findings to the Department of Justice. The Bank and SVB Financial Group are also subject to federal and state laws prohibiting unfair, corrupt or fraudulent business practices, untrue or misleading advertising and unfair competition.

Examination and enforcement by the state and federal banking agencies, and other such enforcement authorities, for non-compliance with consumer protection laws and their implementing regulations have increased and become more intense. The advent of the CFPB further heightens oversight and review of compliance with consumer protection laws and regulations. Due to these heightened regulatory concerns and new powers and authority of the CFPB, the Bank and its affiliates may incur additional compliance costs or be required to expend additional funds for investments in their local community.

Anti-Money Laundering Regulations

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 and its implementing regulations substantially broadened the scope of U.S. anti-money laundering laws and regulations by requiring insured depository institutions, broker-dealers, and certain other financial institutions to have policies, procedures, and controls to detect, prevent, and report money laundering and terrorist financing. The USA PATRIOT Act and its regulations also provide for information sharing, subject to conditions, between federal law enforcement agencies and financial institutions, as well as among financial institutions, for counter-terrorism purposes. Federal banking regulators are required, when reviewing bank holding company acquisition and bank merger applications, to take into account the effectiveness of the anti-money laundering activities of the applicants. Material deficiencies in anti-money laundering compliance can result in public enforcement actions by the bank regulatory agencies, including the imposition of civil money penalties and supervisory restrictions on growth and expansion. Such enforcement actions could also have serious reputational consequences for SVB Financial Group and the Bank.

Regulation of Certain Subsidiaries

SVB Asset Management is registered with the SEC under the Investment Advisers Act of 1940, as amended, and is subject to its rules and regulations. SVB Securities is registered as a broker-dealer with the SEC and is subject to regulation by the SEC and FINRA. SVB Securities is also a member of the Securities Investor Protection Corporation. As a broker-dealer, SVB Securities is subject to Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, which is designed to measure the general financial condition and liquidity of a broker-dealer. Under this rule, SVB Securities is required to maintain the minimum net capital deemed necessary to meet its continuing commitments to customers and others. Under certain circumstances, this rule could limit the ability of the Bank to withdraw capital from SVB Securities. In addition, following completion of various studies on investment advisers and broker-dealers required by the Dodd-Frank Act, the SEC has, among other things, recommended to Congress that it consider various means to enhance the SEC’s examination authority over investment advisers, which may have an impact on SVB Asset Management that we cannot currently assess.

International Regulation

Our international-based subsidiaries and global activities, including our banking branch in the United Kingdom and our joint venture bank in China are subject to the respective laws and regulations of those countries and the regions in which they operate. This includes laws and regulations promulgated by, but not limited to, the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, the China Banking Regulatory Commission, the Hong Kong Monetary Authority and the Reserve Bank of India. Moreover, promulgation by standard-setting bodies that are charged with the development of international regulatory frameworks, such as the Basel Committee on Banking Supervision, can affect the Bank and SVB Financial Group globally as national regulators implement the frameworks in local jurisdictions.

DESCRIPTION OF THE NOTES

General

The notes will be a series of our senior debt securities. The notes will be issued under a senior notes indenture, dated September 20, 2010 (the “indenture”), between us and U.S. Bank National Association, a national banking association, as trustee (the “trustee”). The following description of the notes may not be complete and is subject to and qualified in its entirety by reference to the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement.

The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes will be unsecured and will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness.

Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Silicon Valley Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The notes will initially be limited to an aggregate principal amount of $350,000,000.

The notes will mature at 100% of their principal amount on January 29, 2025 (the “maturity date”). The notes will not be entitled to any sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants.

For purposes of this “Description of the Notes” section, references to “we,” “us,” “our,” “the Company,” and “SVB Financial” refer only to the parent company, SVB Financial Group, and not to any of its consolidated subsidiaries.

Interest

The notes will bear interest at an annual rate equal to 3.50%. Interest on the notes will be payable semi-annually in arrears on January 29 and July 29 of each year (each such date, an “interest payment date”), beginning on July 29, 2015, to the persons in whose names the notes are registered at the close of business on the preceding January 15 and July 15 of each year. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including January 29, 2015 or the most recent interest payment date on which interest has been paid to, but excluding, the interest payment date or the maturity date, as the case may be.

If an interest payment date, redemption date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Santa Clara, California or the place of payment are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries, including Silicon Valley Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of September 30, 2014, our consolidated subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $32.1 billion, substantially all of which would structurally rank senior to the notes in case of liquidation or otherwise. As of September 30, 2014, SVB Financial on an unconsolidated basis had an aggregate of approximately $348.4 million of outstanding senior debt and approximately $54.9 million of outstanding subordinated debt, none of which was secured.

SVB Financial may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes as well as additional subordinated indebtedness ranking junior to the notes.

Optional Redemption by Us

We will have the option to redeem the notes in whole or in part, at any time, at a redemption price equal to the greater of (A) 100% of the principal amount of the notes to be redeemed or (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of such payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semiannual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 30 basis points, plus, in each case, accrued interest on the notes to be redeemed to, but excluding, the date on which the notes are to be redeemed. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint J. P. Morgan Securities LLC or its successor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successor, and one or more other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint J. P. Morgan Securities LLC or its successor to act as our quotation agent. If either J. P. Morgan Securities LLC or its successor or Merrill Lynch, Pierce, Fenner & Smith

Incorporated or its successor is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.

The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of our notes which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of our notes. The reference dealers will provide us with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day preceding the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer after eliminating the highest and the lowest reference dealer quotations.

However, if we obtain fewer than four reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. If we receive only one reference dealer quotation, we will use such quotation. The adjusted treasury rate will be the semiannual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.

We may redeem the notes at any time on a redemption date of our choice. However, we must give the holders of such notes and the trustee notice of the redemption not less than 30 days or more than 60 days before the redemption date. We will give the notice in the manner described under “—Notices.” If we elect to redeem fewer than all the notes, the trustee will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method that the trustee deems fair and appropriate (and in the case of global notes, in accordance with the applicable procedures of DTC).

Restrictive Covenants

Limitation on liens

As long as any of the notes are outstanding, we will not, and will not permit any subsidiary (defined as any corporation, a majority of the outstanding voting shares of which are owned, directly or indirectly, by us or one or more of our subsidiaries, or by us and one or more of our other subsidiaries) to, pledge, mortgage or hypothecate or permit to exist any pledge, mortgage or hypothecation or other lien upon any voting shares of any principal subsidiary bank to secure any indebtedness for borrowed money without making effective provisions whereby the notes then outstanding, and, at our option, any other senior indebtedness ranking equally with the notes, shall be equally and ratably secured with any and all such indebtedness.

Notwithstanding the foregoing, this covenant does not prohibit the mortgage, pledge or hypothecation of, or the establishment of a lien:

•

to secure our indebtedness or the indebtedness of a subsidiary as part of the purchase price of such voting shares, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•

by the acquisition by us or any subsidiary of any voting shares subject to mortgages, pledges, hypothecations or other liens existing thereon at the time of the acquisition (whether or not the obligations secured thereby are assumed by us or such subsidiary);

•

by the assumption by us or any subsidiary of obligations secured by mortgages on, pledges or hypothecations of, or other liens on, any such voting shares, existing at the time of the acquisition by us or such subsidiary of such voting shares;

•

by the extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage, pledge, hypothecation or other lien referred to in the foregoing three clauses;

provided, however, that the principal amount of any and all other obligations and indebtedness secured thereby shall not exceed the principal amount so secured at the time of each extension, renewal or refunding, and that such extension, renewal or refunding shall be limited to all or a part of the voting shares that were subject to the mortgage, pledge, hypothecation or other lien so extended, renewed or refunded; or

•

by liens to secure loans or other extensions of credit by a subsidiary bank subject to Section 23A of the Federal Reserve Act or any successor or similar federal law or regulations promulgated thereunder.

This covenant also does not prohibit:

•

liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by us or a subsidiary in good faith by appropriate proceedings and we or such subsidiary has set aside on the books adequate reserves with respect thereto (segregated to the extent required by generally accepted accounting principles); or

•	the lien of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 90 days.

The indenture defines a principal subsidiary bank as Silicon Valley Bank or any other U.S. subsidiary bank, the consolidated assets of which constitute 20% or more of our consolidated assets or any other subsidiary bank designated as a principal subsidiary bank pursuant to a board resolution and set forth in an officers’ certificate delivered to the trustee. The indenture defines voting shares as outstanding shares of capital stock of any class having voting power under ordinary circumstances to elect at least a majority of the board of directors.

Merger, Consolidation or Sale of Assets

The provisions set forth under “Description of the Senior Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus shall be applicable to the notes.

Additional Notes

We may in the future from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by creating and issuing additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. The notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.

Events of Default, Notice and Waiver

The provisions set forth under “Description of the Senior Debt Securities—Events of Default” in the accompanying prospectus shall be applicable to the notes.

Modification of the Indenture

The provisions set forth under “Description of the Senior Debt Securities—Modification and Waiver” in the accompanying prospectus shall be applicable to the notes.

Discharge of Obligations

The provisions set forth under “Description of the Senior Debt Securities—Satisfaction and Discharge; Defeasance” in the accompanying prospectus shall be applicable to the notes.

Book-entry, Delivery and Form

General

The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee as custodian for DTC in the United States, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depositary procedures.”

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-entry Notes for Certificated Notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

Neither we nor the trustee take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters. DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.”

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our or the trustee’s respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us.

None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

Exchange of Book-entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act; or

•	if there shall have occurred and be continuing an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Same-day Settlement and Payment

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Trustee

U.S. Bank National Association will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with U.S. Bank National Association and its affiliates in the ordinary course of business. These banking relationships include correspondent banking and custodial services. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to DTC pursuant to DTC’s procedures.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.

The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules (such as partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of any other U.S. federal tax laws such as the Medicare contribution tax on net investment income or estate and gift tax laws or the effects of any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.

As used herein, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or an entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

U.S. Holders

Taxation of Interest

A U.S. holder will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with such holder’s regular method of tax accounting.

If the stated redemption price at maturity of the notes exceeds their issue price by a statutory de minimis amount or more, the notes will have original issue discount (“OID”) for U.S. federal income tax purposes equal to such excess. A U.S. holder will be required to include the OID in gross income (as ordinary income) periodically over the term of the notes on a constant yield to maturity basis, before receipt of any cash attributable to such income, and regardless of the U.S. holder’s regular method of tax accounting. The notes are not expected to be issued with OID, and the discussion herein generally assumes that the notes will not have OID.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption, retirement or other taxable disposition, including certain discharges of the notes, as described under “Description of the Notes” above. The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest, which will be taxed as described below) and the holder’s tax basis in the note. The U.S. holder’s tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Any gain or loss recognized by a U.S. holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

Taxation of Interest

Subject to the discussion below under “—Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payer. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus, subject to the discussion below regarding FATCA, will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption and any reduction of the withholding tax rate pursuant to the terms of an applicable income tax treaty require a non-U.S. holder to certify its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Retirement or Other Disposition of the Notes

Subject to the discussion below regarding FATCA, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of notes (other than with respect to payments attributable to accrued but unpaid interest, which will be taxed as described under “—Taxation of Interest” above). This general rule, however, is subject to several exceptions. The gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case it would be subject to tax as described below under “—Income or Gains Effectively Connected with a U.S. Trade or Business”; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), the portion of its earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base) generally will not be subject to the 30% withholding tax, provided that the holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI, or any successor from as the IRS designates, as applicable, prior to the payment.

Legislation and Guidance Relating to Foreign Accounts

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” (including investment funds) and certain other non-U.S. entities. Accordingly, the entity through which our notes are held will affect the determination of whether such withholding is required. The legislation imposes a 30% withholding tax on interest on the notes or gross proceeds from the sale or other disposition of the notes paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) the foreign financial institution or the foreign non-financial entity qualifies for an exemption from the withholding tax. If the payee is a foreign financial institution, it may be required to enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Foreign governments may enter into an agreement with the IRS to implement FATCA in a different manner. Under final regulations, any obligation to withhold from payments made to a foreign financial institution or a foreign non-financial entity under the new legislation with respect to the gross proceeds of a sale or other disposition of our notes will not begin until January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds from a sale or other disposition paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payer to withhold from payments subject to information reporting if the recipient has failed to provide a correct taxpayer identification number to the payer, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns.

Payments of interest to U.S. holders generally will be subject to information reporting, and generally will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) in the case of backup withholding, provides the payer with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale or other disposition of notes will generally also be subject to the information reporting and backup withholding rules described above. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either the information reporting or the backup withholding rules described above. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale or disposition (including a retirement or redemption) of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Name	Principal amount of notes
J.P. Morgan Securities LLC	$210,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	87,500,000
Keefe, Bruyette & Woods, Inc.	17,500,000
RBC Capital Markets, LLC	17,500,000
Sandler O’Neill & Partners, L.P.	17,500,000

Total	$350,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.650%
Total	$2,275,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1.0 million.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means

Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF NOTES

The validity of the notes offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain regulatory matters will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters in connection with the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Senior Debt Securities

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	we may offer and sell senior debt securities from time to time;

•	we will provide a prospectus supplement each time we offer and issue the senior debt securities; and

•

the applicable prospectus supplement will provide specific information about the terms of the senior debt securities offered under it and also may add, update or change information contained in this prospectus.

We will provide the specific terms of the senior debt securities in prospectus supplements to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest.

The senior debt securities offered by this prospectus may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. If any agents or underwriters are involved in the sale of any of the senior debt securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the senior debt securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those senior debt securities. See “Plan of Distribution.”

INVESTING IN OUR SENIOR DEBT SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SENIOR DEBT SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR SENIOR DEBT SECURITIES TO BE OFFERED AND SOLD PURSUANT TO THIS PROSPECTUS WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY OF OUR BANK OR NON-BANK SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

The date of this prospectus is January 22, 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the senior debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the senior debt securities we may offer. Each time we sell senior debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the senior debt securities offered; the initial public offering price; the price paid for the senior debt securities; net proceeds; and the other specific terms related to the offering of the senior debt securities.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the senior debt securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and the documents incorporated herein by reference. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. When we use or refer to “SVB Financial Group,” the “Company,” “we,” “our,” “us” or other similar words, we mean SVB Financial Group and all of its subsidiaries collectively, unless the context otherwise requires or expressly indicated.

SVB Financial Group

SVB Financial Group is a diversified financial services company, as well as a bank holding company and financial holding company. SVB Financial Group was incorporated in the state of Delaware in 1999. Through our various subsidiaries and divisions, we offer a variety of banking and financial products and services to our clients across the United States, as well as in key international entrepreneurial markets.

We offer commercial, investment, international and private banking products and services through our principal subsidiary, Silicon Valley Bank (the “Bank”), which is a California state-chartered bank founded in 1983 and a member of the Federal Reserve System. Through its subsidiaries, the Bank also offers broker-dealer transactions, asset management and private wealth management. Through our other subsidiaries and divisions, we also offer non-banking products and services, such as funds management and business valuation services. Additionally, we focus on cultivating strong relationships with firms within the venture capital and private equity community worldwide, many of which are also our clients and may invest in our corporate clients.

For over 30 years, we have been dedicated to helping entrepreneurs succeed, especially in the technology-related, life science and healthcare, venture capital and private equity, and premium wine industries. We provide our clients of all sizes and stages with a diverse set of products and services to support them throughout their life cycles.

Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation in the United States and around the world.

Our principal executive offices are located at 3003 Tasman Drive, Santa Clara, California 95054, and our telephone number is (408) 654-7400. We maintain a website at www.svb.com. We are not incorporating the contents of, or information accessible through, our website into this prospectus.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Nine months ended September 30, 2014	Year ended December 31,
		2013	2012	2011	2010	2009
Excluding Interest on Deposits
Ratio of earnings to fixed charges	16.37x	12.97x	10.49x	9.25x	5.57x	3.57x
Including Interest on Deposits
Ratio of earnings to fixed charges	11.95x	10.06x	8.71x	7.55x	4.14x	2.53x

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings consist of income before noncontrolling interest and income tax expense, and income from equity investees, as adjusted for fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense (other than on deposits), amortization and debt issuance costs, and the estimated interest component of rental expense. Fixed charges, including interest on deposits, consist of interest expense, amortization and debt issuance costs, and the estimated interest component of rental expense.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and any updates described in our Quarterly Reports on Form 10-Q, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements typically are identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “will,” “should,” “could,” “may,” and similar expressions, although some forward-looking statements are expressed differently. Those statements may appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions.

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement also contain statements that are based on management’s current expectations and beliefs, including estimates and projections about our business, industry, financial condition, results of operations, and other matters. Forward-looking statements provide our expectations or predictions of future conditions, events or results. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict.

By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. Our actual results could differ materially from those anticipated by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption “Risk Factors.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes. General corporate purposes may include working capital, capital expenditures and continued lending to clients through the Bank. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion in allocating the net proceeds of the offerings.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

In this description of the senior debt securities, the words “we,” “us,” “our” or “the Company” refer only to SVB Financial Group and not to any of our subsidiaries. This prospectus describes the general terms and provisions of our senior debt securities. When we offer to sell a particular series of senior debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of senior debt securities.

Unless otherwise specified in a supplement to this prospectus, the senior debt securities will be our direct, unsecured and senior obligations and will rank equally with all of our other unsecured and senior indebtedness.

The senior debt securities will be issued under an indenture dated September 20, 2010 between us and U.S. Bank National Association, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of selected provisions and definitions of the indenture and senior debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indenture and the senior debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the indenture, including any supplemental indenture thereto, and certificates evidencing the applicable senior debt securities. For additional information, you should look at the indenture that is filed as an exhibit to the registration statement that includes the prospectus and the certificate or supplemental indenture evidencing the applicable senior debt security to be filed as an exhibit to a report incorporated by reference in this prospectus and the applicable prospectus supplement.

The following description sets forth selected general terms and provisions of the indenture and senior debt securities to which any prospectus supplement may relate. Other specific terms of the indenture and senior debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or senior debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

Senior debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the senior debt securities of any series.

We are not limited as to the amount of senior debt securities we may issue under the indenture, though such amount shall be limited by the aggregate principal amount of senior debt securities that we may sell under any applicable prospectus supplement. Unless otherwise provided in a prospectus supplement, a series of senior debt securities may be reopened to issue additional senior debt securities of such series.

The prospectus supplement relating to a particular series of senior debt securities will set forth:

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•

the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the senior debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•

if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•

if the principal, premium, if any, or interest will be payable at the election of the Company or holder in one or more currencies or currency units other than that or those stated by the senior debt securities, the currency or currency units in which such payments shall be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•

if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•

if applicable, that the senior debt securities shall be subject to the defeasance provisions described below under “Satisfaction and Discharge; Defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the senior debt securities;

•	any conversion or exchange provisions;

•	whether the senior debt securities will be issuable in the form of a global security;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any security registrars, paying agents or other agents for the senior debt securities, if other than the trustee;

•	any provisions relating to any security provided for the senior debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any provisions relating to guaranties for the senior debt securities and any circumstances under which there may be additional obligors;

•	any provisions granting special rights to holders when a specified event occurs;

•	any special interest premium or other premium; and

•	any other specific terms of such senior debt securities.

Senior debt securities may be sold at a substantial discount to their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to senior debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and Transfer

Senior debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any partial redemption of senior debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange, any senior debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any senior debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We will appoint the trustee as the initial security registrar. Any registrar, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional registrars or change registrars or change the office of the registrars. However, we will be required to maintain a registrar in each place of payment for the senior debt securities of each series.

Global Securities

The senior debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be delivered to the depositary or nominee or custodian; and

•	bear any required legends.

No global security may be exchanged in whole or in part for senior debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default has occurred and is continuing with respect to the senior debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the senior debt securities. Payment of interest on a senior debt security on any interest payment date will be made to the person in whose name the senior debt security is registered at the close of business on the regular record date. Payment on senior debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series.

All amounts paid by us to a paying agent for payment on any senior debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would escheat to the applicable state; or

•	at the end of two years after such payment was due,

will be repaid to us thereafter. The holder may look only to us for such payment.

Merger, Consolidation or Sale of Assets

Unless otherwise indicated in a prospectus supplement with respect to a particular series of senior debt securities, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a U.S. corporation;

•	the successor entity expressly assumes, pursuant to a supplemental indenture, our obligations on the senior debt securities and under the indenture;

•

immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing and no event which, after notice or the lapse of time or both, would become a default or event of default, shall have occurred and be continuing; and

•	certain other conditions specified in the indenture are met.

Upon any such consolidation or merger, or conveyance or transfer, the successor corporation formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put or increased interest or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Covenants

Unless otherwise indicated above or in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any financial or restrictive covenants.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of senior debt securities under the indenture:

(1)	we fail to pay the principal or redemption price of or any premium on any senior debt security of that series when due;

(2)	we fail to pay any interest on any senior debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indenture; and

(5)	certain events involving bankruptcy, insolvency or reorganization of the Company.

Additional or different events of default applicable to a series of senior debt securities may be described in a prospectus supplement. An event of default of one series of senior debt securities is not necessarily an event of default for any other series of senior debt securities.

The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the senior debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the senior debt securities of such series to withhold this notice.

Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of senior debt securities, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount and premium, if any, of all the senior debt securities of that series, or if any senior debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

Unless we indicate otherwise in a prospectus supplement, if an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the senior debt securities of that series, or if any senior debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or other specified amounts or interest or a default relating to a covenant or other provision of the indenture that cannot be waived without the consent of each holder of outstanding debt securities of that series, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder of senior debt securities of any series will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the senior debt securities of that series;

(2)	the holders of at least 25 percent in aggregate principal amount of the outstanding senior debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any senior debt security on or after the due date or to enforce the right, if any, to convert any senior debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement from our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults and the status thereof.

Modification and Waiver

Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by the modification or amendment.

We may also make modifications and amendments to the indenture for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to become the obligor and assume the covenants under the indenture;

•	adding covenants or events of default, provided that such action shall not adversely affect the holders in any material respect;

•	making certain changes to facilitate the issuance of the senior debt securities;

•	securing the senior debt securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies, provided that such action shall not adversely affect the holders in any material respect;

•	providing for guaranties of, or additional obligors on, the senior debt securities;

•	permitting or facilitating the defeasance and discharge of the senior debt securities provided that such action shall not adversely affect the holders in any material respect; and

•	other changes specified in the indenture.

However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any senior debt security;

•

reduce the principal, premium, if any, or interest on any senior debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other senior debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any senior debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the right to convert any senior debt security if the senior debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiver of past defaults.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the senior debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the senior debt securities.

The indenture contains a provision that permits us to elect either or both of the following:

•

we may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of senior debt securities then outstanding. If we make this election, the holders of the senior debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on senior debt securities or the registration of transfer and exchange of senior debt securities and replacement of lost, stolen or mutilated senior debt securities.

•

we may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of senior debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the senior debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of senior debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of senior debt securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for senior debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

With respect to senior debt securities of any series that are denominated in a currency other than United States dollars, “foreign government obligations” means:

•

direct obligations of the government that issued or caused to be issued the currency in which such senior debt securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to senior debt securities of any series which are denominated in Euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Reports

The indenture provides that any reports or documents that we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed with the trustee within 15 days after the same is filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed with the SEC.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture and the senior debt securities will be governed by, and construed under, the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the senior debt securities, the indenture or any supplemental indenture. The indenture provides that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indenture and the issuance of the senior debt securities.

Regarding the Trustee

The indenture limits the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the senior debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any of these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain regulatory matters will be passed upon for us by Debevoise & Plimpton LLP, New York, New York.

EXPERTS

The consolidated financial statements of SVB Financial Group as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Information Incorporated by Reference” are also available on our website at www.svb.com. We are not incorporating the contents of, or information accessible through, our website into this prospectus, and you should not consider information on our website to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

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our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed on March 6, 2014;

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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014, the quarter ended June 30, 2014, filed on August 8, 2014, and the quarter ended September 30, 2014, filed on November 7, 2014; and

•	our Current Reports on Form 8-K filed on February 14, 2014, April 28, 2014, May 19, 2014, and January 9, 2015.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed prospectus supplement or document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus or in any prospectus supplement. In case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus or in any prospectus supplement, you should rely on the information contained in the document that was filed later. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such copies should be directed to our Investor Relations department, at the following address:

SVB Financial Group

3003 Tasman Drive

Santa Clara, CA 95054

(408) 654-6364

You may also access the documents incorporated by reference in this prospectus through our website at www.svb.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.